SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ANWORTH MORTGAGE ASSET CORPORATION

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EXPLANATORY NOTE

In the Company’s Definitive Proxy Statement (EDGAR type “DEF 14A”) submitted on March 29, 2011, we reported 122,287,820 shares of our common stock outstanding on March 25, 2011. As of March 25, 2011, there were 123,669,720 shares of our common stock outstanding. This Form DEFR14A is filed solely to change the number of shares of our common stock outstanding on March 25, 2011.

March 29, 2011

Dear Stockholder:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the principal offices of our company located at 1299 Ocean Avenue, Second Floor, Santa Monica, California, at 10:00 a.m. on Wednesday, May 25, 2011. The formal meeting notice and our proxy statement for the Annual Meeting are attached.

At this year’s meeting, stockholders will be asked to consider and vote upon several proposals, including proposals to: (1) elect six directors to serve as members of our board of directors; (2) approve the execution of a management agreement (the “Management Agreement”) between our company and Anworth Management, LLC (the “Manager”) and the concurrent externalization of our management function (the “Externalization Proposal”); (3) provide an advisory vote on the approval of the compensation of our Named Executive Officers; (4) provide an advisory vote on the frequency of the advisory vote on compensation of our Named Executive Officers; and (5) ratify the appointment of McGladrey and Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

If the Externalization Proposal is approved, our employees would become the employees of the Manager and our 2002 Incentive Compensation Plan would be terminated. The Manager will conduct our day-to-day operations through the authority delegated to it under the Management Agreement and pursuant to the policies established by our board of directors and would be responsible for (i) the selection, purchase and sale of our investment portfolio; (ii) our financing and hedging activities; and (iii) providing us with management services. In exchange for these services, the Manager would receive a management fee paid monthly in arrears in an amount equal to 1/12 of 1.20% of our Equity (as defined in the Management Agreement).

Our board of directors believes that the consummation of the Externalization Proposal would, among other things, enhance the perception of our company by investors and analysts since most recent mortgage REITs are externally managed, potentially have an accretive impact on earnings per share as a result of the elimination of our incentive compensation plan, reduce potential conflicts of interest by eliminating our payment of incentive compensation to management based upon short-term returns and eliminate employment related liabilities.

The Externalization Proposal (and certain conflicts of interest that are involved in light of the affiliations between our company and the Manager, which is owned and managed by certain of our officers), and each of the other proposals described above, are more completely described in the accompanying proxy statement. We urge you to carefully review the proxy statement and accompanying appendices, which discuss each of the proposals in more detail.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote your shares of common stock by phone, via the Internet or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed postage-paid envelope. This will ensure your representation at the Annual Meeting.

We look forward to seeing you on May 25.

Sincerely,

Lloyd McAdams
Chairman and Chief Executive Officer

ANWORTH MORTGAGE ASSET CORPORATION

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

(310) 255-4493

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2011

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Anworth Mortgage Asset Corporation, a Maryland corporation, will be held on Wednesday, May 25, 2011 at 10:00 a.m. at our principal offices located at 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401 for the following purposes:

1.	To elect six directors to serve for the ensuing year or until their successors are duly elected and qualified;

2.	To approve the execution by us of a management agreement between our company and Anworth Management, LLC and the concurrent externalization of our management function;

3.	An advisory vote on the approval of the compensation of our Named Executive Officers;

4.	An advisory vote on the frequency of the advisory vote on compensation of our Named Executive Officers;

5.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

6.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Our board of directors recommends that you vote FOR the six nominees for election to our board of directors, FOR proposals No. 2, 3 and 5 and FOR one year for proposal No. 4. Stockholders of record at the close of business on March 25, 2011 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to vote your shares of common stock by phone, via the Internet or by marking, signing, dating and returning the enclosed proxy card promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she previously submitted a proxy. If your shares of common stock are held by a bank, broker or other agent, please follow the instructions from your bank, broker or other agent to have your shares voted.

Sincerely,

Thad M. Brown
Secretary

Santa Monica, California

March 29, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 25, 2011: This proxy statement and our Annual Report on Form 10-K are available on the internet, free of charge, at http://www.RRDEZProxy.com/2011/AnworthEZProxy. On this web site, you will be able to access this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

ANWORTH MORTGAGE ASSET CORPORATION

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

(310) 255-4493

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2011

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Anworth Mortgage Asset Corporation, or the board, for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 25, 2011 at the principal offices of our company located at 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401, or at any adjournment or postponement thereof.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon the following matters:

•	The election of six directors to our board of directors;

•

Approval of the execution by us of a management agreement between our company and Anworth Management, LLC and the concurrent externalization of our management function (the “Externalization Proposal”);

•	An advisory vote on the approval of the compensation of our Named Executive Officers;

•	An advisory vote on the frequency of the advisory vote on compensation of our Named Executive Officers;

•	The ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

We sent you these proxy materials because the board is requesting that you allow your shares to be represented at the Annual Meeting by the proxyholders named in the enclosed proxy card. This proxy statement contains information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission, or SEC, and is designed to provide you with information to assist you in voting your shares. On or about April 6, 2011, we will begin mailing these proxy materials to all stockholders of record at the close of business on March 25, 2011.

How does the board recommend that I vote on the proposals?

If no instructions are indicated on your valid proxy, the proxyholders will vote in accordance with the recommendations of the board. The board recommends a vote:

•	“FOR” each of the nominees for director listed in this proxy statement;

•	“FOR” the Externalization Proposal;

•	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

•	“FOR” the approval, on an advisory basis, of holding an advisory vote on compensation of our Named Executive Officers every year; and

•	“FOR” the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the proxyholders will vote as recommended by the board, or if no recommendation is given, in their own discretion.

Why am I being asked to approve the Externalization Proposal?

Our board of directors, without the participation of board members who are members of management, has unanimously approved the Externalization Proposal. If the proposal is approved by our stockholders, we would execute the Management Agreement with the Manager and we would become an externally-managed company. If our stockholders do not approve the Externalization Proposal, then we will continue to operate as an internally-managed company.

What is the effect of the Externalization Proposal?

Our employees would become employees of the Manager and our 2002 Incentive Compensation Plan would be terminated. Our day-to-day operations would be conducted by the Manager through the authority delegated to it under the Management Agreement and pursuant to the policies established by our board of directors. The Manager would be responsible for (i) the selection, purchase and sale of our investment portfolio; (ii) our financing and hedging activities; and (iii) providing us with management services. In exchange for these services, the Manager would receive a management fee paid monthly in arrears in an amount equal to 1/12 of 1.20% of our Equity (as defined in the Management Agreement).

Who is the Manager?

The Manager is Anworth Management, LLC, a Delaware limited liability company. Lloyd McAdams, our Chairman, President and Chief Executive Officer, and Heather U. Baines, one of our Executive Vice Presidents, control a trust that beneficially owns 50% of the Manager; Joseph E. McAdams, our Chief Investment Officer, one of our directors and also an officer of the Manager, owns 45% of the Manager; and Thad M. Brown, our Chief Financial Officer and also an officer of the Manager, owns 5% of the Manager. We expect that our existing officers and employees would become officers and employees of the Manager.

Why is our board recommending approval of the Externalization Proposal?

Our independent directors, without the participation of directors who are members of management, unanimously approved the Externalization Proposal and are recommending that our stockholders approve the Externalization Proposal.

Our board of directors believes that the consummation of the Externalization Proposal would, among other things, enhance the perception of our company by investors and analysts since most recently-formed mortgage REITs are externally-managed; have a potentially accretive impact on earnings per share as a result of the elimination of our incentive compensation plan; reduce potential conflicts of interest by eliminating our payment of incentive compensation to management based upon short-term returns; and eliminate employment-related liabilities.

When will the Externalization Proposal take effect?

Externalization of our management function would be effective on December 31, 2011.

Who is entitled to vote at the Annual Meeting?

Holders of record of our common stock at the close of business on March 25, 2011 are entitled to vote at the Annual Meeting. As of March 25, 2011, there were 123,669,720 shares of our common stock outstanding. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

How can I vote my shares?

Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director, or you may abstain from voting with respect to all, some or none of the nominees for director, and whether your shares should be voted for or against, or you may abstain from voting on, the following proposals: the approval of the Externalization Proposal; the advisory vote on the approval of compensation of our Named Executive Officers; and the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public account firm for the fiscal year ending December 31, 2011; and, with respect to the advisory vote on the frequency of the advisory vote on compensation of our Named Executive Officers, you may specify whether your shares should be voted for one year, two years or three years, or you may abstain from voting. You may vote your shares of common stock by any of the following methods:

By Telephone or the Internet—Stockholders can vote their shares via telephone or the internet as instructed on the proxy card. The telephone and internet voting procedures are designed to authenticate a stockholder’s identity, allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

By Mail—Stockholders who receive a paper proxy card or request a paper proxy card by telephone or the internet may elect to vote by mail and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be mailed by the date shown on the proxy card or the deadline imposed by your bank, broker or other agent for your shares to be voted.

In Person—Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held in “street name” may be voted by you in person at the Annual Meeting only if you obtain a “legal” proxy from the bank, broker or other agent that holds your shares, which “legal” proxy grants you the right to vote the shares. You must present that “legal” proxy at the Annual Meeting to be entitled to vote shares held in “street name.”

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Brokers, banks and other agents who have record ownership of shares that they hold in “street name” for their clients have the discretion to vote such shares on “routine” matters, such as ratification of independent registered public accounting firms. Brokers, banks and other agents holding shares in “street name” for their clients do not have the ability to cast votes with respect to director elections or other “non-routine” matters unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker, bank or other agent if your shares are held by a broker, bank or other agent so that your vote with respect to the election of directors; the approval of the Externalization Proposal; the advisory vote on the approval of compensation of our Named Executive Officers; the advisory vote on the frequency of the advisory vote on compensation of our Named Executive Officers; and the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public account firm for the fiscal year ending December 31, 2011 is counted.

Can I change my vote after I have mailed my signed proxy card?

There are three ways in which you can change your vote before your proxy is voted at the Annual Meeting. First, you can send our secretary a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker, bank or other agent to vote your shares, you must follow directions received from your broker, bank or other agent to change those instructions.

What votes are needed to hold the Annual Meeting?

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. For purposes of determining whether a quorum is present, abstentions and broker non-votes are counted as present.

What vote is required to approve each proposal?

In the case of any “uncontested” election (as that term is defined in our bylaws), to be elected a director, a majority of the total votes cast “for” and “against” such director nominee at which a quorum is present must be cast “for” such director nominee.

In the case of any contested election (as that term is defined in our bylaws), directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present. Each share may be voted either for or against as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.

The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to: approve the Externalization Proposal; approve the advisory vote on compensation of our Named Executive Officers; ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and approve any other proposals to be brought before the Annual Meeting, except that a plurality of votes cast at a meeting at which a quorum is present is necessary to approve, on an advisory basis, the frequency of the advisory vote on compensation of our Named Executive Officers.

Our bylaws provide that upon the failure of a director nominee to receive the affirmative vote “for” a majority of the votes cast “for” and “against” such director nominee in an uncontested election, such director must tender his resignation following certification of such vote. Our Nominating and Corporate Governance Committee will then consider the tendered resignation offer and make a recommendation to the board as to whether to accept the resignation. In determining whether to accept the resignation, the Nominating and Corporate Governance Committee will consider, among other things, whether accepting the resignation of a director who receives a “majority against vote” (as the term is defined in our bylaws) would cause the company to fail to meet any applicable SEC or New York Stock Exchange, or NYSE, requirement. The board will take action within 90 days following certification of the vote and any director whose resignation is under consideration will abstain from participating in the decision.

What is the effect of abstentions and broker non-votes?

Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our board consists of six members, four of whom are independent within our director independence standards, which are consistent with the director independence standards of the NYSE. At the Annual Meeting, a total of six directors will be elected to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

Unless otherwise instructed, the proxyholders will vote the proxies received by them for the six nominees named below. If any of our nominees is unable, or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present board to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxyholders.

Information Regarding Nominees for Director

Biographical summaries and ages as of the date hereof of individuals nominated by the board for election as directors are provided below:

Lloyd McAdams, age 65, has been our Chairman of the Board, President and Chief Executive Officer since our formation in 1997. Mr. McAdams is also the Chairman of the Board, Chief Investment Officer and co-founder of Pacific Income Advisers, Inc., or PIA, an investment advisory firm organized in 1986 that manages portfolios for institutional and individual clients. Mr. McAdams is also the Chairman of Syndicated Capital, Inc., a registered broker-dealer. Mr. McAdams holds a Bachelor of Science in Statistics from Stanford University and a Masters in Business Administration from the University of Tennessee. Mr. McAdams is a Chartered Financial Analyst charterholder and a Certified Employee Benefit Specialist. The board believes it is well served by Mr. McAdams’ skills and perspective that reflects his senior executive operations experience as a Chairman and Chief Executive Officer, his investment experience as a Chief Investment Officer as well as being a Chartered Financial Analyst.

*Lee A. Ault, III, age 74, has been a director of our company since October 2002 and is also a private investor. Mr. Ault also serves as a director of Office Depot, Inc. and a director of 38 mutual funds managed by Capital Research and Management Company. From 1968 until 1992, he was Chief Executive Officer of Telecredit, Inc., a payment services company. He also served as President of Telecredit, Inc. from 1968 until 1983 and as Chairman of the Board from 1983 until 1992. From 1999 until 2006, Mr. Ault served as Chairman of the Board of In-Q-Tel, Inc., a technology venture company funded principally by the Central Intelligence Agency. Mr. Ault holds a Bachelor of Arts degree from Yale University. The board believes it is well served by Mr. Ault’s perspective from his experience as Chief Executive Officer of a successful public company for 23 years and by his service on numerous boards of public and private companies.

*Charles H. Black, age 84, has been a director of our company since its formation. Since 1985, Mr. Black has been a private investor and financial consultant. From 1985 to 1987, he served as Vice Chairman and director of Pertron Controls Corporation. From 1982 to 1985, Mr. Black served as the Executive Vice President, director, Chief Financial Officer and Chairman of the Investment Committee for Kaiser Steel Corporation. From 1980 to 1982, Mr. Black served as Executive Vice President and Chief Financial Officer of Great Western Financial Corporation. From 1957 to 1980, Mr. Black served at Litton Industries, where he ultimately held the position of Corporate Vice President and Treasurer. Mr. Black serves as an advisory director of Jet Fleet International Inc. Previously, Mr. Black also served as a member of the Board of Governors of the Pacific Stock Exchange and a director of the following companies: Investment Company of America, Fundamental Investors Inc., AMCAP Fund, Orincon Corporation, Wilshire Technologies, Monarch Line Insurance Company, Southwest Marine and a

Trustee of American Variable Insurance Trust. The board believes it is well served by Mr. Black’s perspective from his experience as a senior executive and his service as a director with many public companies. In particular, the board believes his experience and perspective specifically as an Executive Vice President and Chief Financial Officer and a Treasurer to be beneficial regarding financial reporting matters.

*Joe E. Davis, age 76, has been a director of our company since its formation. He has been a private investor since 1982. Mr. Davis currently serves as a director (since 2000) of Natural Alternatives International, Inc. as well as a member of the Audit Committee (serving as the Chairman of the Audit Committee since 2004), a member of the Human Resources Committee (since 2003) and a member of the Nominating Committee of Natural Alternatives International, Inc. (since 2004). Mr. Davis served as a director of 38 mutual funds managed by Capital Research and Management Company. Previously, Mr. Davis served as Chairman of the Board of Linear Corporation (1987-1988); President and Chief Executive Officer of BMC Industries, Inc. (1985); and President and Chief Executive Officer of National Health Enterprises, Inc. (1974-1982). Formerly, Mr. Davis was a director and a member of the Audit Committee of BMC Industries, Inc. and Wilshire Technologies, Inc., and a director of Freymiller Trucking, Inc. Mr. Davis graduated from the University of Texas with a Bachelor of Science in Chemistry. He holds a Master of Business Administration degree from Harvard Graduate School of Business Administration. The board believes it is well served from Mr. Davis’ perspective from his experience as a Chairman and a Chief Executive Officer as well as his involvement as a director with investment companies. The board believes it is particularly well served by Mr. Davis’ experience with various board committees including his extensive experience with the audit committee and having served as an Audit Committee Chairman.

*Robert C. Davis, age 66, has been a director of our company since May 2005. Mr. Davis has been the Chief Executive Officer of Optimus EMR, Inc. since 2000. Prior to that, he served as Chief Executive Officer and Chairman of the Board of Amcare, Inc. and as a director of Roger Cleveland Golf Company, Inc. Mr. Davis holds both a Master of Business Administration degree in Finance and a Bachelor of Science degree in Accounting from the University of Southern California. The board believes it is well served from Mr. Robert Davis’ perspective as a Chairman and Chief Executive Officer and director at several companies. The board also believes that it is well served from his executive and educational background in financial matters.

Joseph E. McAdams, age 42, has been a director and Executive Vice President of our company since June 2002 and Chief Investment Officer of our company since January 2003. Mr. McAdams joined our company as a Vice President in June 1998. Mr. McAdams joined PIA in 1998 and holds the position of Senior Vice President with a specialty in mortgage-backed securities and is also responsible for PIA’s fixed income trading. Prior to joining PIA, from 1993 to 1998, Mr. McAdams was employed by Donaldson, Lufkin & Jenrette Securities Corp. in New York as a mortgage-backed security trader and research analyst. Mr. McAdams holds a Master of Arts degree in Economics from the University of Chicago and a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. Mr. McAdams is also a Chartered Financial Analyst charterholder. The board believes it is well served from Mr. McAdams’ professional background in portfolio management, including fixed income securities and, particularly, mortgage-backed securities.

*	Member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Joe E. Davis and Mr. Robert C. Davis are not related.

Vote Required

Directors receiving the affirmative vote “for” of a majority of the votes cast “for” and “against” such director nominee in an uncontested election at which a quorum is present will be elected to serve for the ensuing year or until their successors are duly elected and qualified.

The board unanimously recommends that you vote FOR the election of each of the nominees listed above. Proxies received will be so voted unless stockholders specify otherwise in the proxy.

Independence of Nominees for Director

The board has adopted the NYSE independence tests set forth in Listed Company Manual Section 303A.02 to assist it in making determinations of independence. The board has determined that all of the nominees standing for election at the Annual Meeting, other than Lloyd McAdams, our Chairman, Chief Executive Officer and President, and Joseph E. McAdams, our Chief Investment Officer and Executive Vice President, are independent of our company under the aforementioned NYSE independence standards in that such nominees have no material relationship with us either directly or as a partner, stockholder or affiliate of an organization that has a relationship with our company. The board has made this determination in part based on the following:

•	other than Lloyd McAdams and Joseph E. McAdams, no nominee for director has any current or prior material relationships with our company aside from his directorship that could affect his judgment;

•

other than Lloyd McAdams and Joseph E. McAdams, no nominee for director is, or has been within the last three years, an employee of our company, or has an immediate family member that is or has been within the last three years, an executive officer of our company;

•

other than Lloyd McAdams and Joseph E. McAdams, no nominee for director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (such compensation not being contingent in any way on continued service);

•	no nominee for director or an immediate family member of a nominee for director is a current partner of a firm that is our company’s internal or external auditor;

•	no nominee for director is a current employee of a firm that is our company’s internal or external auditor;

•

no nominee for director has an immediate family member who is a current employee of a firm that is our company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•

no nominee for director or an immediate family member of a nominee for director was within the last three years a partner or employee of a firm that is our company’s internal or external auditors and personally worked on our company’s audit within that time;

•

no nominee for director or an immediate family member of a nominee for director is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executive officers at the same time serves or served on that company’s compensation committee; and

•

other than Lloyd McAdams and Joseph E. McAdams, no nominee for director is a current employee, or has an immediate family member that is a current executive officer of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Board Leadership Structure

Our board of directors has determined that, as of the date of this proxy statement, it is in the best interests of the company and its stockholders that the positions of Chairman of the Board and Chief Executive Officer are combined. The board believes this provides the necessary responsiveness called for in a highly competitive sector and allows the company to be more adaptive and responsive to changing market conditions. As our Chief Executive Officer is the individual with primary responsibility for managing the company’s day-to-day operations, he is best positioned to chair regular board meetings as we discuss key business and strategic issues. The board believes that it has in place sound counter-balancing measures to ensure that the company maintains high standards of corporate governance and proper oversight. These counter-balancing measures include: the board consists of a majority of independent directors; each of the board’s standing committees including the Audit, Compensation and Nominating and Corporate Governance Committees are comprised of and chaired solely by non-employee directors; review of the Chief Executive Officer’s compensation and performance will remain within the purview of the Compensation Committee; the independent directors meet in executive session without the presence of management; and the independent directors meet with and have access to both our internal and external auditors and attorneys. In addition, the board, through its independent directors, has adopted the position of a lead independent director to strengthen the independence and roles of the independent directors. The duties of the lead independent director are detailed in the following paragraph.

Lead Independent Director

Our independent directors appoint a lead independent director to strengthen the independence and role of the independent directors. The duties of the lead independent director are to:

•	preside at board meetings in the absence of the chairman of the board, or upon designation by a majority of directors;

•	preside at executive sessions or other meetings of the independent directors;

•	recommend the retention of consultants, legal, financial or other professional advisors who are to report directly to the board;

•	consult with the chairman of the board as to agenda items for board and committee meetings; and

•	coordinate with committee chairs in the development and recommendations relative to board and committee meeting agendas.

The independent directors have decided to rotate the position of lead independent director among the independent directors. As such, each calendar quarter, a different independent director fulfills the role of lead independent director at each meeting of the board.

Board’s Role in Risk Oversight

Enterprise risk oversight consists of understanding the amount of risk, on a broad level, that our company is willing to accept in pursuit of stockholder value; understanding and assessing the existing risk management processes in place; understanding and assessing our strategies and operational initiatives in connection with overall risk tolerance; and being apprised of the most significant risks and whether management is responding to such risks prudently. The person within our company who is primarily responsible for enterprise risk oversight is our Chief Executive Officer, who reports directly to the board. The board is involved in risk oversight through its regular meetings with management to review operations and strategies, risk profiles, updates on changes in our industry, economic conditions and laws and regulations, review of financial performance and key performance metrics as well as open communication with management and both our internal and external auditors and attorneys. Additionally, the board’s role in risk oversight is enhanced through the activities and responsibilities of the committees of the board – the Audit Committee (responsible for overseeing financial risks), the Compensation Committee (responsible for overseeing risks associated with compensation plans and arrangements) and the Nominating and Corporate Governance Committee (responsible for overseeing risks associated with director independence and conflicts of interest). The description of these committees is detailed below and further details of the responsibilities of each committee may be found in the committee charters which are contained in the “Governance Documents” section of our website.

Board Committees

Our board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Other committees may be established by our board from time to time. The following is a description of each of the committees and their composition.

Audit Committee

Our Audit Committee consists of four members: Joe Davis (chairman), Charles Black, Lee Ault, and Robert Davis, each of whom qualifies as “independent” under the rules of the NYSE. The board has determined that:

•	Mr. Black qualifies as an “audit committee financial expert,” as defined by the SEC, and

•	all members of the Audit Committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the strict audit committee independence standards of the SEC and the NYSE.

Our Audit Committee operates pursuant to a written charter adopted by the board. Among other things, the Audit Committee Charter calls upon the Audit Committee to:

•	review the financial information that will be provided to our stockholders and others;

•	review the adequacy of our systems of internal controls that management and the board have established;

•	review our audit and financial reporting process; and

•	maintain free and open lines of communication among the committee, our independent auditors and management.

It is not the duty of the Audit Committee to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. Our Audit Committee does, however, consult with management and our independent auditors prior to the presentation of financial statements to our stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the committee is responsible for retaining, evaluating and, if appropriate, recommending the termination of our independent certified public accountants and approving professional services provided by our independent public accountants.

The Audit Committee held four meetings during 2010.

Compensation Committee

Our Compensation Committee consists of four members: Charles Black (chairman), Joe Davis, Lee Ault and Robert Davis. The board has determined that all of the Compensation Committee members qualify as:

•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under the Securities Exchange Act of 1934, as amended, the Exchange Act, Rule 16b-3; and

•	“outside directors” under the Code, Section 162(m).

Our Compensation Committee has been delegated authority by the board to administer our equity incentive plans, to determine each Named Executive Officer’s salary and additional cash compensation, if any, and to ratify salary and additional cash compensation, if any, for all other executive officers following recommendation by the Chief Executive Officer. Our Chief Executive Officer has been delegated the authority by the Compensation Committee to determine salary and additional cash compensation, if any, to be paid to all other employees. The Compensation Committee did not use the services of any external consultant in determining either executive or director compensation.

Our Compensation Committee operates pursuant to a written charter that was adopted by the board (and last amended in 2008). Among other things, the charter calls upon the Compensation Committee to:

•	determine our compensation policies and all forms of compensation to be provided to our salaried employees;

•	review and approve the specific salaries and additional cash compensation, if any, for the Named Executive Officers and review their overall job performance;

•	review and ratify the specific salaries and additional cash compensation, if any, for the executive officers (other than the Named Executive Officers) and review their overall job performance;

•	review and approve the proposed compensation and terms of employment of persons to be hired as executive officers;

•	review and approve fringe benefits and perquisites of salaried employees, executive officers and directors;

•	review and approve amendments to benefit plans and programs for salaried employees and executive officers;

•	administer our 2002 Incentive Compensation Plan; our 2004 Equity Compensation Plan; our 2009 Dividend Equivalent Rights, or DERs, Plan; and our Deferred Compensation Plan; and

•	make recommendations with respect to stock, restricted stock, option and DER grants and other incentive compensation arrangements for our employees.

The Compensation Committee held two meetings during 2010.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of four members: Lee Ault (chairman), Charles Black, Joe Davis and Robert Davis. The committee is composed entirely of “independent directors” as required by NYSE rules. Our Nominating and Corporate Governance Committee establishes and implements our corporate governance practices and nominates individuals for election to the board.

Our Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by our board. Among other things, the charter calls upon the Nominating and Corporate Governance Committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;

•	select, or recommend that the board select, the director nominees for each annual meeting of stockholders as well as the committee nominees; and

•	develop and recommend to the board, and review on at least an annual basis, a set of corporate governance principles applicable to the company.

The board believes that it is necessary for each of the company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of the board and searches for candidates that fill any current or anticipated future needs. The board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nominating and Corporate Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board and the Nominating and Corporate Governance Committee believe that it is essential that the board members represent diverse viewpoints. In considering candidates for the board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board are also considered. The Nominating and Corporate Governance Committee has reviewed the qualifications, skills and experience of each of the director candidates listed in Proposal No.1 (Election of Directors) and has concluded as of the date of this proxy statement that each of these individuals should serve as directors of the company.

The Nominating and Corporate Governance Committee held two meetings during 2010.

Additional Governance Matters

Code of Conduct

The board has established the Anworth Mortgage Asset Corporation Code of Ethics and Business Conduct, or the Code of Conduct, which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the Code of Conduct; and

•	accountability for adherence to the Code of Conduct.

Waivers to the Code of Conduct may be granted only by our Nominating and Corporate Governance Committee. In the event that the committee grants any waivers of the elements listed above to any of our directors, officers or employees, or if any amendment is made to any provision of the Code of Conduct, we will make the required filing with the SEC and announce the waiver or amendment on the “Corporate Governance” section of our website, both within four business days.

Limitation on Board Members’ Service on Other Public Company Boards

Our Nominating and Corporate Governance Committee recommended and our board approved a policy that limits our directors to service on no more than three public company boards (including our board) without the prior approval of the board. In deciding whether to grant a waiver, the Nominating and Corporate Governance Committee and the board will take into account, among other things, the nature and time involved in the director’s service on other boards. In addition, service on boards and committees of other companies must be in compliance with our conflicts of interest policies.

Stock Ownership Guidelines for Directors and Executive Officers

Our Nominating and Corporate Governance Committee recommended and our board approved a policy that sets out stock ownership guidelines for our directors and executive officers. Our Chief Executive Officer is required to hold shares of our common stock with a minimum value equal to five times his or her annual base salary and our other executive officers who are deemed to be “insiders” for purposes of Section 16 of the

Exchange Act are required to hold shares of our common stock with a minimum value equal to $100,000. These guidelines must be met within three years of becoming an “insider” for purposes of Section 16 or within three years following adoption of these guidelines in 2007, whichever is later.

Our directors are required to hold shares of our common stock with a minimum value equal to three times the amount of the annual retainer paid to directors (the annual retainer is currently $50,000). These guidelines must be met within three years of joining the board or, in the case of directors serving at the time these guidelines were adopted in 2007, within three years following adoption.

For purposes of the foregoing ownership guidelines, shares owned outright by the director or executive officer (or his or her immediate family members residing in the same household), shares held in trust for the benefit of the director or executive officer (or his or her immediate family members residing in the same household) and restricted shares granted to the director or executive officer under one of our employee benefit plans, may all be counted towards reaching the minimum amounts. Deferred stock units do not, however, count towards satisfaction of these guidelines. Compliance with these guidelines may be waived by the Nominating and Corporate Governance Committee for directors joining the board from government, academia or similar vocations, and for directors and executive officers if compliance would create severe hardship or prevent compliance with a court order.

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our Code of Conduct and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are:

•

available on our corporate website at http://www.anworth.com (by including the foregoing Internet address link, the Company does not intend to incorporate by reference to this proxy statement any material other than that specifically incorporated by reference herein);

•	available in print to any stockholder who requests them from our corporate secretary; and

•	filed as exhibits to our securities filings with the SEC.

Director Compensation

Our independent directors receive an annual fee of $50,000, payable quarterly, for service on the board, plus meeting fees of $2,000 for each formally called board meeting, which is reduced to $1,000 if the participation is telephonic, and $1,000 for each formally called committee meeting, which is reduced to $500 if the participation is telephonic, in each case that the independent directors attend at which a quorum is present. We reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings.

Each independent member of the board who is first elected or appointed as a board member at any time on or after the effective date of the 2004 Equity Compensation Plan was automatically awarded a stock grant of 2,000 shares of restricted common stock upon the date such person is initially appointed to the board. The restricted common stock does not vest until retirement from the company. In addition, on the first business day in July in each calendar year following the effective date of the 2004 Equity Compensation Plan, each independent board member then in office was automatically awarded a stock grant of 2,000 shares of restricted common stock, which does not vest until retirement from the company, provided such individual has served as an independent board member for at least six months. In 2009, our board approved the issuance of phantom common stock in lieu of restricted common stock for all future equity awards to our independent directors. We may also make additional grants of equity awards to our independent board members from time to time.

The following table sets forth information regarding the various components of compensation to our independent directors during the fiscal year ended December 31, 2010:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Other Compensation ($)(2)	Total ($)
Lee A. Ault	71,520	3,752	3,020	78,292
Charles H. Black	73,020	3,752	3,020	79,792
Joe E. Davis	72,520	3,752	3,020	79,292
Robert C. Davis	70,020	3,752	3,020	76,792

(1)	Each of our independent directors receives an annual stock award of 2,000 shares of phantom common stock which do not vest until retirement from the company. The values shown in the table above represent the fair value on the date of the award. The fair value of the aforementioned stock awards was estimated using the Black-Scholes model with the following weighted-average assumptions: dividend yield: 15%; expected volatility: 32%; discount rate—bond equivalent yield: 4.57%; and expected lives: 9 years. The closing price of our common stock on the date of the 2010 award was $7.14.

(2)	In connection with each annual stock award of 2,000 shares of phantom common stock, each of our independent directors receives a grant of 2,000 dividend equivalent rights, or DERs, awarded under the DER Plan. A DER is a right to receive amounts equal in value to the distributions paid on a share of our common stock. A DER does not create any stock option or authorize additional shares to be granted to employees, officers or directors.

Director Attendance

During 2010, the board held nine meetings. Each director attended more than 89% of the aggregate of the meetings of the board and the meetings of each committee of which that director is a member.

Executive Sessions of the Board

Our independent directors meet regularly in executive session without management, as required by our Corporate Governance Guidelines, to review the performance of management and our company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the board. We expect the board to have a least four executive sessions each year.

Stockholder Meeting Attendance

As a general matter, all of our directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the 2010 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

No officer or employee participated in deliberations of the board concerning their own compensation. None of our executive officers has served on the board or on the compensation committee of any other entity which had officers who served on our board or our Compensation Committee.

PROPOSAL NO. 2:

THE EXTERNALIZATION PROPOSAL

Our stockholders are being asked to approve the execution by us of a Management Agreement, or the Management Agreement, between our company and Anworth Management, LLC, or the Manager, and the concurrent externalization of our management function. Such execution and externalization are collectively referred to herein as the Externalization Proposal. The proposed Management Agreement is attached as Exhibit A to this proxy statement. At a meeting of our board of directors held on February 24, 2011, our independent directors, without the participation of board members who are members of management, unanimously voted to approve the Externalization Proposal.

Recommendation of Our Board of Directors

Our board of directors has determined that the Externalization Proposal is fair to, and in the best interests of, our company and our stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” approval of the Externalization Proposal.

The Externalization Proposal

If the Externalization Proposal is approved by our stockholders, our day-to-day operations will be conducted by the Manager through the authority delegated to it under the Management Agreement and pursuant to the policies established by our board of directors. The Manager would at all times be subject to the supervision and direction of our board of directors and would be responsible for (i) the selection, purchase and sale of our investment portfolio; (ii) our financing and hedging activities; and (iii) providing us with management services. The Manager would perform such other services and activities relating to our assets and operations as may be appropriate. In exchange for these services, the Manager would receive a management fee paid monthly in arrears in an amount equal to 1/12 of 1.20% of our Equity, as defined in the Management Agreement.

The Manager would commence performance of the management of our company on the effective date of the Management Agreement, which would be December 31, 2011, after which we would become an externally-managed REIT. Pursuant to the Externalization Proposal, the employment agreements of our executives would be terminated and we would operate as an entity with officers and directors, but without employees. In addition, our 2002 Incentive Compensation Plan, or the 2002 Incentive Plan, would be terminated. Our employees would become employees of the Manager and we would take such other actions as are reasonably necessary to implement the Externalization Proposal.

If our stockholders do not approve the Externalization Proposal, we will continue to operate as an internally-managed company and the 2002 Incentive Plan and executive employment agreements would not be terminated.

Reasons for Externalization

In reaching the determination that the Externalization Proposal is fair to, and in the best interests of, our company and our stockholders, our board of directors received a significant amount of information, consulted with our management as well as our legal counsel and considered our short-term and long-term interests. The factors considered by our board of directors include the following.

•

Our board of directors is aware that a number of our peers are externally-managed pursuant to management agreements between those companies and external managers. This is a trend that has continued during the past several years with respect to a number of recently-formed mortgage REITs based on what are perceived as benefits arising from, among other things, the elimination of performance-based incentive compensation plans, and certain other factors.

•

The termination of our 2002 Incentive Plan, which would eliminate the potential conflicts of interest that could cause our management to take increased risk in managing our portfolio as a result of the plan’s provisions that provide quarterly compensation bonuses based upon short-term returns.

•

The termination of employment agreements with our executives, which would eliminate the requirement that our Chief Executive Officer and Chief Investment Officer must approve any changes to or the termination of our 2002 Incentive Plan.

•

In periods when the company is generating higher ROEs, the potentially accretive effect on our current and anticipated earnings per share as compared to the continuation of the current internally-managed structure of our company.

•	The greater anticipated stability and predictability of annual expenses and cost savings resulting from an externally-managed structure with a fixed base management fee.

•

Our belief that externally-managed REITs, as compared to internally-managed REITs, have commanded a premium in the marketplace based on traditional financial measures such as the multiple of stock price to book value, and thereby may provide such REITs with a competitive advantage in financing their investment portfolios.

•	The possibility that we, as an externally-managed REIT, may be more attractive to certain investors and market analysts and as such may enjoy enhanced market perceptions.

•

The elimination of the non-deductibility, under the Internal Revenue Code Section 162(m), of compensation expense relating to certain payments made under the 2002 Incentive Plan as well as certain other incentive compensation payments.

•	Our ability to retain the proven expertise and substantial experience of our officers and employees who we believe are critical to our successful performance in the future.

•	The potential gain of certain intangible benefits from being associated with the Manager and its affiliates, including the Manager’s management expertise and capital markets presence.

•

The elimination of the potential liabilities associated with the employment of personnel, including workers’ disability and compensation claims, labor disputes and other employee-related grievances, as well as the costs associated with such liabilities, for which we are currently responsible.

Our board also considered certain factors which could, as a result of the Externalization Proposal, negatively affect our company and our stockholders. These factors include the following:

•	Low future returns from our portfolio would increase the possibility that the Externalization Proposal would negatively affect our current and future anticipated earnings per share.

•

If we choose not to renew the Management Agreement, we will pay the Manager a termination fee, upon expiration, equal to three times the average annual management fee earned by the Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination.

•

The possibility that the financial markets will not view the Externalization Proposal in a positive light and that the consummation of the externalization of our management could prove to have a negative affect on the market price of our common stock.

•	The potential conflicts of interest that could arise if the Manager were to take greater risk to increase our equity in order to earn a greater management fee.

•	The lack of resources of the Manager to defend itself in employee related litigation.

While our board of directors considered all of the above factors, it did not make specific determinations with respect to each of the factors and did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Rather, our board of directors made its judgment with respect to the Externalization Proposal based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

In considering the recommendation of our board of directors with respect to the Externalization Proposal, our stockholders should also consider that some of our non-independent directors and officers own interests in, and are directors and officers of, the Manager and its affiliates, and may be subject to other conflicts of interest, and may therefore have interests in the Manager that are different than, or in addition to, the interests of our stockholders who have no interest in the Manager. None of our independent directors are affiliated with the Manager or any of its affiliates.

In order to attempt to ensure that these interests would not result in any actual or perceived conflicts with the duties of our independent directors, our board of directors deliberated regarding the Externalization Proposal in executive session without the participation of board members who are also members of management and who have interests in the Externalization Proposal.

The Manager

If the Externalization Proposal is approved, our officers and employees will become employees of the Manager who will continue our day-to-day operations through the authority delegated to it under the Management Agreement and pursuant to the policies established by our board of directors. Lloyd McAdams, our Chairman and Chief Executive Officer, will manage the Manager.

A trust controlled by Mr. McAdams and Heather U. Baines, our Executive Vice President, beneficially owns 50% of the outstanding membership interests in the Manager; Joseph E. McAdams, our Chief Investment Officer, beneficially owns 45%; and Thad M. Brown, our Chief Financial Officer, owns 5% of the outstanding membership interests. The Manager is not paying consideration to us for entering into the Management Agreement with us.

Nothing in the Management Agreement prevents the Manager or any of its affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in or advisory service to others investing in any type of real estate investment, other than advising other REITs that invest more than 75% of their assets in United States agency residential mortgage-backed securities. Directors, officers and employees of the Manager may serve as our directors and officers.

Our officers and employees have been granted restricted stock and other equity incentive awards, including dividend equivalent rights, in connection with their service to us, and certain of our employees have agreements under which they would receive payments if our company is subject to a change in control. In connection with the Externalization Proposal, the agreements under which our officers and employees have been granted equity awards and would be paid change in control payments will be modified so that the agreements will continue with respect to our officers and employees after they become officers and employees of the Manager. In addition, as officers of the Company and employees of the Manager, they will continue to be eligible to receive equity incentive awards under any equity incentive plans in effect now or in the future.

Background Information

Our board of directors is aware that a number of our peers are externally-managed pursuant to management agreements between those companies and external managers. This is a trend that has continued during the past several years with respect to a number of recently-formed mortgage REITs based on what are perceived as benefits arising from, among other things, lower compensation expenses, including the elimination altogether of incentive compensation, and certain other factors.

We were originally externally-managed in 1998 under a management agreement wherein the Manager was paid a base fee of 1% of stockholders’ equity and an incentive fee equal to 20% of the return that exceeded the yield of the 10-Year Treasury interest rate plus 1%. The management agreement contained a provision requiring payment of a termination fee equal to three times the base and incentive management fee paid during the prior twelve months.

We internalized our management in 2002 after considering a number of factors relevant at the time. The primary factor considered was our belief that we could reduce the compensation expense by reducing the amount paid in incentive compensation to our executive officers. In the internalization process and based on our agreement with the manager: (1) we acquired the manager, which was owned by a trust controlled by Lloyd McAdams and Heather U. Baines, for 240,000 restricted shares of our common stock which was valued at the time at $3.2 million; (2) we terminated the management agreement without paying a termination fee which, on the date of the termination, would have been $8 million; (3) we created the 2002 Incentive Plan with a formula which presently pays our executives incentive compensation equal to 7.26% of our excess return wherein the prior incentive payment was 20% of our excess return; (4) we incorporated a high water-mark feature into the 2002 Incentive Plan that results in negative incentive compensation if we do not meet certain performance thresholds; and (5) our senior executives entered into employment agreements wherein they agreed to a 1-year non-compete provision if they voluntarily terminated their employment and under which their prior approval is required to terminate or amend the 2002 Incentive Plan.

In light of existing market conditions in 2011 and other factors, our investment objectives and strategy, our status as a REIT and the potential benefits of eliminating compensation, compensation-related expenses and certain conflicts of interest, our board undertook a detailed analysis of whether we should consider again externalizing our management function and terminating our 2002 Incentive Plan.

Our board carefully evaluated whether it believed externalization would be accretive to our earnings per share on a prospective basis and, in particular, if the anticipated cost of the Management Agreement might be lower than the cost of anticipated compensation, including anticipated incentive compensation pursuant to our 2002 Incentive Plan. Our board examined carefully potential anticipated compensation payable under our 2002 Incentive Plan. In addition, the board received and reviewed a substantial amount of information regarding our historical compensation expense and benefits expense that we would have incurred had we paid the proposed management fee under the Management Agreement as shown in the table below:

Year	Compensation and Benefits Paid(1)	Pro-Forma Management Fee(2)	Difference(3)
2008	$10,074,000	$7,916,000	$2,158,000
2009	$11,868,000	$9,738,000	$2,130,000
2010	$10,070,000	$10,628,000	$(558,000)

(1)	General and administrative expenses other than compensation expense would not have changed had the Management Agreement been in effect during this 2008 through 2010 period.
(2)	We intend to pay our expenses directly and no expenses will be reimbursed under the Management Agreement unless such expenses are paid on our behalf by the Manager. Consequently, there would have been no reimbursements that would have been payable under the Management Agreement and which are required to be reflected in the pro-forma column.
(3)	No payments under the 2002 Incentive Plan were contractually payable during this period due to the “high water-mark” provisions described in the following paragraphs. As a result of a one-time write-down of certain assets in 2007, there is a negative carryforward under the 2002 Incentive Plan. The negative carryforward was reduced by $2.2 million in 2008, $7.0 million in 2009 and $5.8 million in 2010, and was $6.4 million at the end of 2010.

Under the 2002 Incentive Plan, our executive officers have the opportunity to earn incentive compensation during each fiscal quarter. The 2002 Incentive Plan requires that we pay all amounts earned thereunder each quarter (subject to offset for accrued negative incentive compensation). Pursuant to their employment agreements, Lloyd McAdams, Joseph E. McAdams and Heather U. Baines are entitled to minimum percentages of all amounts paid under the 2002 Incentive Plan. Those percentages are 45%, 25% and 5%, respectively. The total aggregate amount of compensation that may be earned quarterly by all participants under the plan equals a percentage of net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year U.S. Treasury Rate plus 1%, or the Threshold Return. At December 31, 2010, 2009 and 2008, the Threshold Return was 3.86%, 4.44%, and 4.30%, respectively.

Our 2002 Incentive Plan contains a “high water-mark” provision requiring that in any fiscal quarter in which net income is an amount less than the amount necessary to earn the Threshold Return, we calculate negative incentive compensation for that fiscal quarter that will be carried forward and will offset future incentive compensation earned under the plan with respect to participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated. At December 31, 2010, the negative incentive compensation accrual carryforward under the plan was $6.4 million, which represents a reduction from the negative carryforward of $12.2 million under the plan at December 31, 2009.

The existing negative carry-forward under the 2002 Incentive Plan arose principally from the write-off in 2007 of the assets of our subsidiary, Belvedere Trust Mortgage Corporation and its subsidiaries, or Belvedere Trust, resulting from the extraordinary market conditions surrounding the economic crisis at that time. Our board believes that absent the one-time write-off of the Belvedere Trust assets, we would have incurred a relatively small negative carryforward and we would have incurred incentive compensation expense during the past several years under the 2002 Incentive Plan, which would have increased our compensation expense. Our board further believes that based upon the limited negative carryforward remaining, there is a substantial likelihood that we will be required to pay quarterly incentive compensation under the 2002 Incentive Plan as early as 2012, which could increase our compensation expense, and reduce our earnings per share, in the future.

As examples, when shareholder equity is $900,000,000, the value of one percent of return in excess of the Threshold Return is $9,000,000, and the amount of incentive compensation paid for each percent of excess return each year is $650,000 which is based on the factor at this equity level being calculated as 7.222% in accordance with the 2002 Incentive Plan. When shareholder equity is $1,600,000,000, the value of one percent of return in excess of the Threshold Return is $16,000,000, and the amount of incentive compensation paid for each percent of excess return each year is $1,000,000 which is based on the factor at this equity level being calculated as 6.250% in accordance with the 2002 Incentive Plan. Please see pages 33 and 34 for a detailed example of the manner in which incentive compensation is payable under the 2002 Incentive Plan.

In conducting its evaluation of the Externalization Proposal, our board examined potential alternatives to externalization. Among these alternatives was the potential termination of certain of our executives’ employment agreements as a means to terminate the 2002 Incentive Plan. Pursuant to the terms of their employment agreements, the 2002 Incentive Plan may only be terminated with the consent of Lloyd McAdams and Joseph E. McAdams. Consequently, termination of the 2002 Incentive Plan would require either those executives to consent to such termination or the termination by us of the executives’ respective employment agreements, the latter of which would require us to pay a substantial cash termination fee to the executives. In undertaking its analysis of this alternative, our board considered a number of factors relevant to the potential termination of the executives’ agreements. These factors included the potential costs of terminating the agreements, the potential interruption to our business that might follow from loss of the services of our executives without assurance of their continued employment by us and the continued compensation and compensation related expenses that we would continue to incur in the absence of externalization of our management function.

Our board also examined the reasons for providing our officers and employees with the ability to earn short-term incentive compensation and the manner in which potential conflicts of interest could arise as a result of such incentive compensation. The 2002 Incentive Plan is tied directly to our quarterly performance and is designed to incentivize key employees to maximize return on equity. In addition, under their respective employment agreements, Lloyd McAdams and Joseph E. McAdams are eligible to participate in a performance-based bonus pool that is funded based on the company’s quarterly return on average equity. In an effort to earn greater amounts of incentive compensation under the 2002 Incentive Plan or their employment agreements, as our executive officers evaluate different mortgage-related assets for our investment, there is a risk that they could cause us to assume more risk than is prudent.

Our board engaged in discussions with our key officers and employees to determine their willingness to become employed directly by the Manager and, in the case of Lloyd McAdams, Joseph E. McAdams and Heather U. Baines, their willingness to also be employed by the Manager without participation in the 2002 Incentive Plan or any other short-term incentive compensation plan. In addition, our board reviewed and negotiated the terms of the Management Agreement with representatives of the Manager. In so doing, it examined carefully the terms of the management agreements of our peers and compared them to the terms of the Management Agreement. Our board further examined our ability to enforce the terms of the Management Agreement against the Manager and, in particular, the representations and warranties and covenants under the Management Agreement.

We believe that during the past several years, a number of changes have occurred in our business and in the market that our board believes makes it desirable for us to externalize. Potential conflicts of interest can be reduced and the anticipated cost of incentive compensation under our 2002 Incentive Plan can be eliminated through externalization, which we believe could result in a substantial savings to our company in the future. Additionally, our executive officers have agreed to terminate their existing employment agreements with us, eliminating a substantial cost that we would incur if we adopt an alternative plan to terminate the agreements without their consent. Moreover, a key difference between the Management Agreement that we are proposing to enter into and the management agreement that was terminated in 2002 is the absence of incentive compensation in the proposed Management Agreement. We believe that externalization based upon a management contract that contains only a base management fee, and no fees tied to performance thresholds, is consistent with the structure that has been adopted by many of our peers and that has found acceptance in the investment community.

After reviewing a significant amount of information available to them, at an in person meeting held on February 24, 2011, our independent directors, without the participation of board members who are members of management, determined that the Externalization Proposal is fair to, and in the best interests of, our company and our stockholders.

The Management Agreement

Under the terms of the Management Agreement, the Manager would be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our board of directors. The material terms of the proposed Management Agreement are described below.

Management Services

The Management Agreement requires the Manager to oversee our business affairs in conformity with the operating policies and the investment guidelines approved by our board of directors. The Manager at all times will be subject to the supervision and direction of our board of directors, the terms and conditions of the Management Agreement and such further limitations or parameters as may be imposed from time to time by our board of directors. The Manager would be responsible for (i) the selection, purchase and sale of our investment portfolio, (ii) our financing and hedging activities and (iii) providing us with investment advisory services. The Manager would also be responsible for our day-to-day operations and will perform such services and activities relating to our assets and operations as may be appropriate, including, without limitation:

•

serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

•	purchasing and financing investments on our behalf;

•

investing and re-investing any of our monies and securities (including in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders) and advising us as to our capital structure and capital-raising activities;

•	serving as our consultant with respect to the selection, purchase, monitoring and disposition of our investments;

•	providing us with portfolio management services;

•

evaluating and recommending to us hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies, as so modified from time to time, with our qualification as a REIT, and within the investment guidelines;

•

monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance;

•	maintaining the Investment Committee, which may propose changes to our investment guidelines to be approved by our board of directors;

•

engaging and supervising, on behalf of us and at our expense, independent contractors that provide real estate, investment banking, securities brokerage, insurance, legal, settlement clearing and custodial services, accounting, transfer agent, registrar and such other services as may be required relating to our operations or investments (or potential investments);

•

communicating on behalf of us with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, analyst presentations, investor conferences and annual meeting arrangements;

•	counseling us in connection with policy decisions to be made by our board of directors;

•

counseling us regarding the requirements to qualify as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder;

•

counseling us regarding the maintenance of our exemption from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;

•

causing us to retain qualified accountants and legal counsel, as applicable, to (i) assist in developing appropriate compliance procedures with the provisions of the Internal Revenue Code applicable to REITs and, if applicable, taxable REIT subsidiaries and (ii) conduct quarterly compliance reviews with respect thereto;

•	furnishing reports and other data to us regarding our activities and services performed for us by the Manager;

•

assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended;

•

taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent necessary under the Internal Revenue Code and Treasury regulations applicable to REITs;

•

performing and supervising the performance of administrative functions necessary in our management as may be agreed upon by the Manager and our board of directors, including, without limitation, the services in respect of any current or future dividend equivalent rights and equity incentive plans, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

•	advising us with respect to any dividend equivalent right and equity incentive plans;

•

using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any expense guidelines set by our board of directors from time to time;

•	causing us to qualify to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses;

•

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

•

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations;

•

performing such other services as may be required from time to time for the management and other activities relating to our assets as our board of directors reasonably requests or the Manager deems appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the terms of the Management Agreement, the Manager will provide us with a management team, including our chief executive officer, chief financial officer and chief investment officer or similar positions, along with appropriate support personnel to provide the management services to be provided by the Manager to us as described in the Management Agreement.

The Manager has not assumed any responsibility other than to render the services called for under the management agreement in good faith and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations, including as set forth in the investment guidelines. The Manager and its affiliates, and the directors, officers, employees, members and stockholders of the Manager and its affiliates, will not be liable to us, our board of directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement. We have agreed to indemnify the Manager and its affiliates, and the directors, officers, employees, members and stockholders of the Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of the Manager, its affiliates and the directors, officers, employees, members and stockholders of the Manager and its affiliates, performed in good faith under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties. The Manager has agreed to indemnify us and our directors, officers and stockholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. The Manager will maintain reasonable and customary “fidelity” insurance coverage upon the effectiveness of the Management Agreement.

The Manager is required to refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment guidelines, (ii) would adversely affect our qualification as a REIT under the Internal Revenue Code or our status as an entity exempted from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of any exchange on which our securities are listed or that would otherwise not be permitted by our amended and restated certificate of incorporation or bylaws. If the Manager is ordered to take any action by our board of directors, the Manager will notify our board of directors if it is the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or our amended and restated certificate of incorporation or bylaws.

Term and Termination Rights

The management agreement has an initial term expiring on December 31, 2013. The management agreement will be automatically renewed for one-year terms thereafter unless terminated by either us or the Manager. The management agreement does not limit the number of renewal terms. Either we or the Manager may elect not to renew the management agreement upon the expiration of the initial term of the Management Agreement or upon the expiration of any automatic renewal terms, both upon 180 days prior written notice to the Manager or us. Any decision by us to not renew the Management Agreement must be approved by the majority of our independent directors. If we choose not to renew the Management Agreement, we will pay the Manager a termination fee, upon expiration, equal to three times the average annual management fee earned by the Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. We may only elect not to renew the Management Agreement without cause with the consent of the majority of our independent directors. If we terminate the Management Agreement without cause, we may not, without the consent of the Manager, employ any employee of the Manager or any of its affiliates, or any person who has been employed by the Manager or any of its affiliates at any time within the two year period immediately preceding the date on which the person commences employment with us for two years after such termination of the Management Agreement. In addition, following any termination of the Management Agreement, we must pay the Manager all monthly management fees accruing to the date of termination and any other amounts due. Neither we nor the Manager may assign the Management Agreement in whole or in part to a third party without the written consent of the other party, except that the Manager may assign the agreement to any of its affiliates that is its successor by reason of a restructuring or other reorganization. In order for us to assign the Management Agreement, we must obtain the approval of a majority of our independent directors. The Manager may delegate the performance of any of its responsibilities to an affiliate so long as the Manager remains liable for such affiliate’s performance.

Furthermore, if we decide not to renew the Management Agreement without cause as a result of the determination by the majority of our independent directors that the management fee is unfair, the Manager may agree to perform its management services at fees the majority of our board of directors determine to be fair, and the Management Agreement will not terminate. The Manager may give us notice that it wishes to renegotiate the fees, in which case we and the Manager must negotiate in good faith, and if we cannot agree on a revised fee structure at the end of the 60-day negotiation period following our receipt of the Manager’s intent to renegotiate, the agreement will terminate, and we must pay the termination fees described above.

We may also terminate the Management Agreement with 60 days’ prior written notice for cause, without paying the termination fee, if any of the following events occur, which will be determined by a majority of our independent directors:

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the Manager’s fraud, misappropriation of funds or embezzlement against us or gross negligence (including such action or inaction by the Manager which materially impairs our ability to conduct our business);

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the Manager fails to provide adequate or appropriate personnel that are reasonably necessary for the Manager to identify investment opportunities for us and to manage and develop our investment portfolio if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied;

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a material breach of any provision of the Management Agreement (including the failure of the Manager to use reasonable efforts to comply with the investment guidelines) if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied;

•

the Manager commences any proceeding relating to its bankruptcy, insolvency, reorganization or relief of debtors or there is commenced against the Manager any such proceeding which results in an order for relief or remains undismissed for a period of 90 days; or

•	the dissolution of the Manager.

Management Fee and Reimbursement of Expenses

We do not intend to employ personnel. As a result, we will rely on the Manager to administer our business activities and day-to-day operations. The management fee is designed to reimburse the Manager for providing the personnel to perform certain services to us as described above in “—Management Services.” The Manager will also be entitled to certain monthly expense reimbursements described below. The management fee is payable monthly in arrears in cash.

Management Fee. We will pay the Manager a management fee monthly in arrears in an amount equal to 1/12 of 1.20% of our Equity (as defined below). The Manager will calculate each monthly installment of the management fee within 15 days after the end of each calendar month, and we will pay the monthly management fee with respect to each calendar month within 5 business days following the delivery to us of the Manager’s statement setting forth the computation of the monthly management fee for such month.

“Equity” equals our month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), each as computed in accordance with GAAP.

The Manager will not receive any performance-based incentive compensation pursuant to the terms of the Management Agreement.

Reimbursement of Expenses. We will pay directly, or reimburse the Manager, for all of our operating expenses and the Manager’s operating expenses, other than compensation and benefits. Pursuant to the terms of the Management Agreement, we are not responsible for the employment related expenses of our and the Manager’s officers that provide services to us under the Management Agreement. The costs and expenses required to be paid by us include, but are not limited to:

•	costs incurred in connection with any offering of our common stock;

•	transaction costs incident to the acquisition, disposition and financing of our investments;

•	expenses incurred in contracting with third parties;

•	external legal, auditing, accounting, consulting, investor relations, brokerage and administrative fees and expenses, including in connection with any offering of our common stock;

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the compensation and expenses of our directors (excluding those directors who are employees of the Manager or its affiliates) and the cost of liability insurance to indemnify our directors and officers;

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the Manager’s rent (including disaster recovery facility costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office expenses required for our operations described herein including any related property insurance coverage and general liability coverage;

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the costs associated with our establishment and maintenance of any repurchase agreement facilities and other indebtedness (including commitment fees, accounting fees, legal fees, closing costs and similar expenses);

•	expenses associated with other securities offerings by us;

•	expenses relating to the payment of dividends;

•	costs incurred by personnel of the Manager for travel and other related expenses on our behalf;

•	expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;

•	transfer agent and exchange listing fees;

•	the costs of printing and mailing proxies and reports to our stockholders;

•	all costs of organizing, modifying or dissolving our company or any subsidiary and costs in preparation of entering into or exiting any business activity;

•	our pro rata portion of costs associated with any computer software, hardware or information technology services that are used by us;

•	our pro rata portion of the costs and expenses incurred with respect to market information systems and publications, research publications and materials used by us;

•	the costs of administering any dividend equivalent right and equity incentive plans;

•	settlement, clearing, and custodial fees and expenses relating to us and our operations; and

•

the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency (as such costs relate to us), all taxes and license fees and all insurance costs incurred on behalf of us; and

Conflicts of Interest

Certain of our directors and officers have interests in the Externalization Proposal that are in addition to, or in conflict with, our company and our stockholders.

Management Agreement

If the Externalization Proposal is approved by our stockholders, in exchange for a management fee, the Manager will oversee our day-to-day operations pursuant to the authority delegated to the Manager under the Management Agreement. Mr. Lloyd McAdams, our Chairman, President and Chief Executive Officer, and Ms. Baines, one of our Executive Vice Presidents, control a trust that beneficially owns 50% of the membership interests of the Manager; Mr. Joseph E. McAdams, our Chief Investment Officer, our Director and also an officer of the Manager, owns 45% of the Manager; and Thad M. Brown, our Chief Financial Officer and also an officer of the Manager, owns 5% of the Manager. Mr. Lloyd McAdams and Ms. Baines are husband and wife, and the officers of the Manager and are also our officers. Lloyd McAdams and Joseph E. McAdams are father and son.

The terms of the Management Agreement, including the management fee payable, were not negotiated on an arm’s-length basis, and its terms may not be as favorable to us as if it was negotiated with an unaffiliated party. The management fee that we will pay to the Manager is not tied to our performance. The management fee is paid regardless of our performance and it may not provide sufficient incentive to the Manager to seek to achieve attractive risk-adjusted returns for our investment portfolio.

The Management Agreement may only be terminated without cause, as defined in the agreement, after the completion of its initial term on December 31, 2013, or the expiration of each annual renewal term. We are required to provide 180-days prior notice of non-renewal of the Management Agreement and must pay a termination fee on the last day of the initial term or any automatic renewal term, equal to three times the average annual management fee earned by the Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. We may only not renew the Management Agreement with or without cause with the consent of the majority of our independent directors. These provisions make it difficult to terminate the Management Agreement and increase the effective cost to us of not renewing the Management Agreement.

As of March 25, 2011, Mr. Lloyd McAdams and Ms. Baines beneficially owned approximately 0.94% of our outstanding common stock and Mr. Joseph E. McAdams beneficially owns 0.49% of our outstanding common stock. They have indicated that they will vote in favor of the Externalization Proposal.

Time Commitments of Management

If the Externalization Proposal is approved by our stockholders, the Manager will manage all of our investments pursuant to the Management Agreement. Certain of the Manager’s officers and certain of our officers are officers or employees of Pacific Income Advisers, or PIA, where they devote a portion of their time. These officers are currently involved, and will continue to be involved, in investing both our assets and approximately $4.4 billion (at December 31, 2010) in mortgage-backed securities and other fixed income assets for institutional clients and individual investors through PIA.

These multiple responsibilities may create conflicts of interest if these officers are presented with opportunities that may benefit both us and the clients of PIA. These officers allocate investments among our portfolio and the clients of PIA by determining the entity or account for which the investment is most suitable. In making this determination, these officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors that our officers determine appropriate. These officers, however, have no obligation to make any specific investment opportunities available to us and the above-mentioned conflicts of interest may result in decisions or allocations of securities that are not in our best interests.

Mr. McAdams is also an owner and Chairman of Syndicated Capital, Inc., a registered broker-dealer. Syndicated Capital, Inc. has been authorized by our board of directors to act as an authorized broker on buyback of our common stock. Our officers’ service to PIA and Syndicated Capital, Inc. allow them to spend only part of their time and effort managing our company, as they are required to devote a portion of their time and effort to the management of other companies.

Regulatory Matters

We are not aware of any material approval or other action by any state, federal or foreign governmental agency that would be required prior to the consummation of the Externalization Proposal in order to effect the externalization or of any license or regulatory permit that is material to our business or the business of the Manager and which is likely to be adversely affected by the consummation of the Externalization Proposal.

Risk Factors

The Management Agreement was not negotiated on an arm’s-length basis and the terms, including fees payable, may not be as favorable to us as if it were negotiated with an unaffiliated third party

The Management Agreement was negotiated between related parties, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. The terms of the Management Agreement, including fees payable, may not reflect the terms we may have received if it was negotiated with an unrelated third party. In addition, as a result of this relationship, we may choose not to enforce, or to enforce less vigorously, our rights under the Management Agreement because of our desire to maintain our ongoing relationship with our Manager.

We will have no employees and the Manager will be responsible for making all of our investment decisions. Certain of our current employees who will become the Manager’s employees are not required to devote any specific amount of time to our business, which could result in conflicts of interest.

If the Externalization Proposal is approved, we will have no employees, and the Manager will be responsible for making all of our investments. Certain of our current employees who will become the Manager’s employees are employees of PIA. or its affiliates and these persons do not devote their time exclusively to us. The Manager’s executive officers are officers of PIA and have significant responsibilities to PIA. Because certain of our and our Manager’s employees are also responsible for providing services to PIA, they may not devote sufficient time to the management of our business operations.

We will be completely dependent upon the Manager who will provide services to us through the Management Agreement and we may not find suitable replacements for our Manager if the Management Agreement is terminated or such key personnel are no longer available to us.

If the Externalization Proposal is approved, because we will have no employees, we will be completely dependent on the Manager to conduct our operations pursuant to the Management Agreement. Our Manager has its own employees, which conduct its day-to-day operations. The Management Agreement does not require the Manager to dedicate specific personnel to our operations.

If we terminate the Management Agreement without cause, we may not, without the consent of the Manager, employ any employee of the Manager or any of its affiliates, or any person who has been employed by our Manager or any of its affiliates at any time within the two year period immediately preceding the date on which the person commences employment with us for two years after such termination of the Management Agreement. We will not have retention agreements with any of our officers. We believe that the successful implementation of our investment and financing strategies will depend upon the experience of certain of the Manager’s officers and employees. None of these individuals’ continued service is guaranteed. If the Management Agreement is terminated or these individuals leave the Manager, the Manager may be unable to replace them with persons with appropriate experience, or at all, and we may not be able to execute our business plan.

If we elect to not renew the Management Agreement without cause, we would be required to pay the Manager a substantial termination fee. These and other provisions in the Management Agreement make non-renewal of the Management Agreement difficult and costly.

Electing not to renew the Management Agreement without cause would be difficult and costly for us. With the consent of the majority of our independent directors, we may elect not to renew our Management Agreement after the initial term of the Management Agreement, which would expire on December 31, 2013, or upon the expiration of any automatic renewal term, both upon 180-days prior written notice. In addition, if we elect to not renew the agreement because of a decision by our board that the management fee is unfair, the Manager has the right to renegotiate a mutually agreeable management fee. If we elect to not renew the Management Agreement without cause, we are required to pay the Manager a termination fee equal to three times the average annual management fee earned by the Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. These provisions may increase the effective cost to us of electing to not renew the Management Agreement.

The management fee is payable regardless of our performance.

The Manager would be entitled to receive a management fee from us that is based on the amount of our Equity (as defined in our Management Agreement), regardless of the performance of our investment portfolio. For example, we would pay our Manager a management fee for a specific period even if we experienced a net loss during the same period. The Manager’s entitlement to substantial nonperformance-based compensation may reduce its incentive to devote sufficient time and effort to seeking investments that provide attractive risk-adjusted returns for our investment portfolio. This in turn could harm our ability to make distributions to our stockholders and the market price of our common stock.

The fee structure of the Management Agreement may limit the Manager’s ability to retain access to its key personnel.

Under the terms of the Management Agreement, we would be required to pay the Manager a base management fee payable monthly in arrears in amount equal to one twelfth of 1.20% of our Equity. Our Equity is defined as our month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or OCI, each as computed in accordance with GAAP. The Management Agreement does not provide the Manager with an incentive management fee that would pay the Manager additional compensation as a result of meeting performance targets. Some of our externally-managed competitors pay their managers an incentive management fee, which could enable the manager to provide additional compensation to its key personnel. Thus, the lack of an incentive fee in the Management Agreement may limit the ability of the Manager to provide key personnel, with additional compensation for strong performance, which could adversely affect the Manager’s ability to retain these key personnel. If the Manager were not able to retain any of the key personnel that will be providing services to the Manager, it would have to find replacement personnel to provide those services. Those replacement key personnel may not be able to produce the same operating results as the current key personnel.

Recommendation of our Board of Directors

Our board of directors has determined that the Externalization Proposal is fair to, and in the best interests of, our company and our stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” approval of the Externalization Proposal.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

All of our officers serve at the discretion of the board. The persons listed below are our executive officers:

Name	Age	Positions with our Company
Lloyd McAdams	65	Chairman of the Board, President and Chief Executive Officer
Thad M. Brown	61	Chief Financial Officer, Treasurer and Secretary
Joseph E. McAdams	42	Chief Investment Officer, Executive Vice President and Director
Heather U. Baines	69	Executive Vice President
Charles J. Siegel	61	Senior Vice President—Finance and Assistant Secretary
Bistra Pashamova	40	Senior Vice President and Portfolio Manager
Evangelos Karagiannis	49	Vice President and Portfolio Manager

Biographical information regarding each executive officer other than Lloyd McAdams and Joseph E. McAdams is set forth below. Lloyd McAdams’ and Joseph E. McAdams’ biographical information is set forth above under “Election of Directors.”

Thad M. Brown has been the Chief Financial Officer, Treasurer and Secretary of our company since June 2002. Mr. Brown has also been the Chief Operating and Compliance Officer, Secretary and Treasurer of PIA since April 2002.

Heather U. Baines has been an Executive Vice President of our company since its formation. Since 1987, Ms. Baines has held the position of President and Chief Executive Officer of PIA.

Charles J. Siegel joined our company in October 2004 and has served as Senior Vice President—Finance since January 2005 and also as Assistant Secretary since May 2005.

Bistra Pashamova joined our company in June 2002 as a Portfolio Manager and was appointed as Vice President in October 2002. In March 2009, Ms. Pashamova was appointed as Senior Vice President of our company. Ms. Pashamova joined PIA in 1997 and holds the positions of Vice President and Portfolio Manager. Ms. Pashamova serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities.

Evangelos Karagiannis has been a Vice President and Portfolio Manager of our company since its formation. Mr. Karagiannis joined PIA in 1992 and holds the positions of Senior Vice President and Portfolio Manager. Mr. Karagiannis serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities and is also responsible for PIA’s quantitative research.

Compensation Discussion and Analysis

This discussion and analysis focuses on: (1) the objectives of our executive compensation policies and practices; (2) the actions or behaviors the compensation program is designed to reward; (3) each element of compensation; (4) the rationale for each element of compensation; (5) the methodologies utilized by us in determining the amounts to pay for each element; and (6) how the elements of compensation and our rationale for each element fit together within our overall compensation objectives.

Compensation Philosophy and Objectives

Our business objective is to produce income for distribution to our stockholders as dividends.

Our executive compensation programs are designed to align total executive compensation with the level of income that we produce. We believe that our executive compensation programs benefit us by attracting, motivating, rewarding and retaining top quality senior executives, officers and employees who are committed to our core values of excellence and integrity.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to: (1) attract, retain and motivate a highly skilled senior executive team that will contribute to the successful performance of our company; (2) align the interests of the senior executive team with the interests of our stockholders by motivating our senior executives to increase long-term stockholder value; (3) provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace; (4) support a culture committed to pay for performance where compensation is commensurate with the level of performance achieved; and (5) maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, cash-based compensation with long-term, equity-based compensation. This includes the following primary components: (1) base salaries paid in cash which recognize the unique role and responsibilities of a position as well as an individual’s level of experience in that role; (2) annual discretionary awards which can be paid in cash or in long-term equity awards in lieu of cash that recognize an individual’s contribution to our short-term financial and operational performance; and (3) cash and equity compensation paid to the Chief Executive Officer and Chief Investment Officer based on the return on average equity, or ROAE, earned during the year.

The Compensation Committee annually benchmarks the total compensation provided to our executive officers to industry-based compensation practices within the agency mortgage REIT industry. While it is the Compensation Committee’s goal to provide compensation opportunities that reflect company and individual performance and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established.

Setting Executive Compensation

Our Compensation Committee regularly conducts a review of our senior executive compensation practices in order to ensure that the senior executive compensation program and policies remain aligned with the goal of enhancing stockholder value through compensation practices that attract, motivate and retain key senior executives. In conducting this review, the Compensation Committee examines all components of our compensation programs offered to senior executives including base salary, annual discretionary cash and equity compensation and payments on DERs, the dollar value to the senior executives (and the cost to us) of any perquisites and other personal benefits, the earnings and accumulated payout obligations under the Deferred Compensation Plan and the actual projected payout obligations under several potential severance and change-in-control scenarios.

Each year, we review our executive compensation by analyzing the compensation practices of our agency mortgage REIT peers along with other relevant factors such as firm profitability and performance. We consider our peer group to be agency mortgage REITs but have narrowed this to the companies in this peer group which we believe are most similar to the important aspects of our business. This peer group consists of the following companies:

•	Annaly Capital Management, Inc.

•	Cypress Sharpridge Investments, Inc.,

•	American Capital Agency Corp.
•	Hatteras Financial

•	Capstead Mortgage Corporation

•	MFA Financial, Inc.

While we consider the compensation practices of our peer group, we do not attempt to set the various components of our compensation arrangements to target a particular point or benchmark along the spectrum offered by our peer group. Instead, the Compensation Committee retains considerable discretion in establishing the compensation arrangements offered to the senior executives. In 2010, the base salaries and additional cash compensation paid to our Named Executive Officers were generally in the bottom half relative to the base salaries and total compensation paid to executive officers of the internally-managed companies within the peer group. Although the Compensation Committee considers peer group comparisons, they are not material to its determination of base salary and additional cash compensation.

The Compensation Committee believes that the use of long-term incentive compensation through the granting of restricted stock and other dividend and equity awards in lieu of cash compensation promotes the long-term performance and commitment of management. The Compensation Committee has reviewed the use of such awards in our peer group and has determined that our practice of compensating our company’s senior executives, officers and employees with equity compensation in lieu of cash compensation is a practice used by the companies within the peer group.

The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices, and will make modifications to the compensation programs as deemed appropriate.

Relationship Between Elements and Objectives

In determining the total amount and mixture of the compensation package for each executive officer, the Chief Executive Officer and the Compensation Committee consider individual performance including past and expected future contributions, overall performance, long-term goals and such other factors as the Chief Executive Officer and the Compensation Committee determine to be appropriate, which are summarized below under the heading “Discretionary Cash Compensation” on pages 31 and 32 of this proxy statement. There are no pre-identified annual targets for either aggregate amount or mixture of compensation. Such compensation may be subject to the rights of certain executives to be paid certain minimum amounts or percentages under their respective employment agreements and the 2002 Incentive Compensation Plan, or the 2002 Incentive Plan, as applicable. The use of both cash compensation and long-term compensation (equity awards) achieves the objective of attracting, motivating and retaining talented executive officers and employees. The 2002 Incentive Plan provides certain senior executive officers with the incentive to maximize return on equity. Long-term compensation realized through the use of equity awards achieves the objectives of aligning management’s interests with stockholders’ interests; attracting, motivating and retaining talented senior executive officers; and ensuring the long-term commitment of the management team.

Elements of Compensation

The key elements of our compensation program include: (1) base salary; (2) annual discretionary compensation paid in cash; (3) annual discretionary compensation paid in common stock and DERs in lieu of cash; (4) cash and equity compensation paid to the Chief Executive Officer and Chief Investment Officer based on the ROAE earned during the year; and (5) any perquisites and other benefits.

Base Salary

We view a competitive annual base salary as an important component of compensation to retain and recruit the specific executive talent needed for success in our business.

Employees (including Named Executive Officers) receive base salaries as a portion of their compensation for providing us services during their employment. When setting base salaries, the Compensation Committee and the Chief Executive Officer take into consideration the scope of the role and responsibilities of the employee’s position, education, experience and competitive market practices. The base salaries of our Chief Executive Officer (Lloyd McAdams) and our Chief Investment Officer (Joseph E. McAdams) are set in accordance with their respective employment agreements.

Salaries are designed to be competitive within the marketplace as one of the elements in attracting, motivating and retaining our management team.

Equity Compensation in Lieu of Cash

The Compensation Committee believes that the commitment of the current management team to produce income over the long-term is an important determinant of investment returns achieved for our stockholders. One of the elements used to promote this commitment of management is their being paid a portion of their annual compensation in the form of equity (restricted common stock) and/or DERs in lieu of cash. The portion of each employee’s compensation that is paid in equity or DERs in lieu of cash is based on the Chief Executive Officer’s assessment which is presented to the Compensation Committee. Generally, the Chief Executive Officer recommends that senior executive officers and other Named Executive Officers receive a greater portion of their compensation paid in restricted stock or DERs in lieu of cash than do other officers and employees. The Compensation Committee believes that senior executive officers receiving a significant portion of their annual compensation as restricted equity and/or DERs in lieu of cash serves to link senior executive management interests with stockholder interests and incents senior executive officers to make long-term income generation decisions that are in the stockholders’ and the company’s interests and to provide an incentive to maximize stockholder value over the long-term. In granting such equity interests to management and employees, the Compensation Committee considers the company’s stock ownership limitations that apply to all stockholders. These limitations are in our articles of incorporation.

Under the terms of their employment agreements (as more fully described on pages 42 and 43) as amended, a long-term equity incentive structure was established in 2008 for Messrs. Lloyd McAdams and Joseph E. McAdams, or the Participants. As a result, the Participants are eligible to participate in a performance-based bonus pool that is funded based on the company’s ROAE. ROAE is calculated as the twelve-month GAAP net income excluding the effect of depreciation, preferred stock dividends, gains/losses on asset sales and impairment charges, divided by the average stockholder equity less goodwill and preferred stockholder equity. The Compensation Committee evaluated various measures and factors of performance in developing this structure and, in its view, ROAE was determined to be the single best indicator of our overall performance and therefore of value creation for our stockholders. This is in part due to the fact that ROAE is a metric of our performance that has been calculated and reported on a consistent basis since our inception in 1998.

Discretionary Cash Compensation

Employees (including Named Executive Officers) may receive additional discretionary cash compensation usually paid at year-end as a portion of their compensation for providing services for us during the year. In regards to discretionary compensation amounts for employees (other than our Named Executive Officers), the Chief Executive Officer is responsible for determining these amounts based on various criteria and performance measures, which he deems most relevant for the particular employee for the period under review. The Compensation Committee has considerable discretion when determining discretionary compensation amounts for our Named Executive Officers. When exercising this discretion, the Compensation Committee considers various criteria and performance measures, which it considers the most relevant for the period under review. Among the criteria considered are: (a) the Named Executive Officers’ specific responsibilities during the calendar year; (b) the Named Executive Officer’s specific accomplishments during the calendar year; (c) any exceptional contributions by the Named Executive Officer during the calendar year; (d) annualized base salary paid to the Named Executive Officer during the calendar year and the two prior calendar years; (e) the salary and total compensation paid to other mortgage REIT executives with similar responsibilities; and (f) the Named Executive Officer’s qualifications and level of experience, which includes educational and employment experience.

In determining total compensation for each Named Executive Officer in 2010, the Compensation Committee reviewed the above criteria and determined for 2010 that the key criteria were the specific responsibilities and accomplishments and any exceptional contributions during 2010. In determining discretionary cash and total compensation paid to each of the Named Executive Officers, the Compensation Committee noted that the combined base salaries and discretionary compensation paid to our Named Executive Officers for 2010 were in the bottom half relative to the base salaries and other amounts paid to executive officers within our peer group. The Compensation Committee did not make any adjustments in 2010 for base salaries and discretionary compensation based on its review of peer group data. Although there is no specific set value in compensation placed on each Named Executive Officer’s qualifications and level of experience, the Compensation Committee recognized that there is value in retaining well qualified and experienced individuals and took this into account but did not use a formula in determining total compensation. In determining total compensation for 2010, the Compensation Committee reviewed other elements of compensation. The only Named Executive Officers who receive restricted stock and cash compensation incentives are Lloyd McAdams and Joseph E. McAdams through the performance-based bonus pool on the compensation plan in their employment agreements. Regarding Lloyd McAdams and Joseph E. McAdams, the Compensation Committee considered that a substantial portion of their compensation should be derived from the performance-based bonus plan under their employment agreements in order to further align their interests with those of our stockholders. The amount of discretionary additional cash compensation paid to each of our Named Executive Officers was an important component of total compensation considered by the Compensation Committee. Set forth below are the responsibilities, accomplishments and contributions the Compensation Committee considered to be key criteria in determining both additional discretionary cash compensation and total compensation:

Lloyd McAdams served as Chairman of the Board, Chief Executive Officer and President. His specific responsibilities included being primarily responsible for the overall direction and management of the company, its asset acquisition, capital and leverage, risk management, asset/liability management, financing reporting, compliance, employee morale and internal controls. During 2010, under Mr. Lloyd McAdams’ direction and management, the company remained profitable earning $110 million; and raising additional equity capital of approximately $60.58 million; paid $0.97 per common share in dividends, representing a yield for stockholders of more than 13%; and continued to enhance the professional development of the company’s professional staff.

Joseph E. McAdams served as Chief Investment Officer. His specific responsibilities included being primarily responsible for the company’s day-to-day investment performance, strategy and asset/liability management. Joseph E. McAdams’ specific major accomplishments in 2010 were: his significant contributions to the company earning $110 million and raising additional equity capital of approximately $60.58 million; paying $0.97 per common share in dividends, representing a yield for stockholders of more than 13%; continuing to enhance the professional development of the company’s investment staff; profitably directed the company’s purchase of $4 billion in mortgage-backed securities; managed nearly $29 billion in borrowings and repayments under repurchase agreements; and managed $2.7 billion for the company as counterparty to interest rate swap agreements.

Thad M. Brown served as Chief Financial Officer. His specific responsibilities in 2010 included having overall responsibility for financial reporting, financial systems and internal controls, and in managing information technology. He also assisted Mr. Lloyd McAdams with the financial direction of the company and on capital raising efforts. His specific major accomplishments included his contributions to the company earning $110 million and raising additional equity capital of approximately $60.58 million; continuing to enhance the professional development of the company’s financial staff; and successfully managing the company’s financial reporting process, internal controls, information technology and insurance coverage.

Charles J. Siegel served as Senior Vice President–Finance and reported directly to Mr. Brown. His specific responsibilities included direct responsibility for financial reporting, financial systems and internal controls, supervision of the Controller, the Director of Investor Relations and the Financial Operations Manager, and assisting Mr. Brown and Mr. Lloyd McAdams with the financial direction of the company and in capital raising efforts. His specific major accomplishments in 2010 included his contributions to the company earning $110 million and raising $60.58 million in additional equity capital; and in helping to successfully manage the financial reporting process, internal controls, financial operations and investor relations.

Bistra Pashamova served as Senior Vice President and Portfolio Manager and reported directly to Mr. Joseph E. McAdams. Her specific responsibilities included direct responsibility for asset acquisition, managing the financing of the company’s portfolio, managing the company’s interest rate swap agreements and assisting Mr. Joseph E. McAdams in asset liability management, and investment performance and strategy. Her specific major accomplishments in 2010 included her contributions to the company earning $110 million, having profitably purchased $4 billion in mortgage-backed securities, managed nearly $29 billion in borrowings and repayments under repurchase agreements, and managed $2.7 billion for the company as counterparty to interest rate swap agreements.

2002 Incentive Compensation Plan

Under our 2002 Incentive Plan, various executive officers, including our Chief Executive Officer (Lloyd McAdams), our Chief Investment Officer (Joseph E. McAdams), our Executive Vice President (Heather U. Baines), and other executives have the opportunity to earn incentive compensation during each fiscal quarter. The 2002 Incentive Plan requires that we pay all amounts earned thereunder each quarter (subject to offset for accrued negative incentive compensation). Pursuant to their employment agreements, Lloyd McAdams, Joseph E. McAdams and Heather U. Baines are entitled to minimum percentages of all amounts paid under the 2002 Incentive Plan. Those percentages are 45%, 25% and 5%, respectively. The 2002 Incentive Plan is tied directly to our performance and is designed to incentivize key employees to maximize return on equity. The total aggregate amount of compensation that may be earned quarterly by all participants under the 2002 Incentive Plan equals a percentage of net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year U.S. Treasury Rate plus 1%, or the Threshold Return. At December 31, 2010, 2009 and 2008, the Threshold Return was 3.86%, 4.44% and 4.30%, respectively.

The 2002 Incentive Plan contains a “high water-mark” provision requiring that in any fiscal quarter in which net income is an amount less than the amount necessary to earn the Threshold Return, the company will calculate negative incentive compensation for that fiscal quarter that will be carried forward and will offset future incentive compensation earned under the 2002 Incentive Plan with respect to participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated. At December 31, 2010, the negative incentive compensation accrual carry forward under the 2002 Incentive Plan was $6.4 million, which represents a reduction from the negative carry forward of $12.2 million under the 2002 Incentive Plan at December 31, 2009. This negative carry forward may provide an incentive to the individuals covered by the 2002 Incentive Plan to make higher risk investments in an attempt to generate returns of a magnitude necessary to overcome the negative carry forward.

The percentage of taxable net income in excess of the Threshold Return earned under the 2002 Incentive Plan by all employees is calculated based on our quarterly average net worth as defined in the 2002 Incentive Plan. The percentage rate used in this calculation is based on a blended average of the following tiered percentage rates. Based on a hypothetical example of $1 billion average net worth, this calculation would be as follows:

Hypothetical Example
25% for the first $50 million of average net worth	$12.5 million
15% for the average net worth between $50 million and $100 million	$7.5 million
10% for the average net worth between $100 million and $200 million	$10.0 million
5% for the average net worth in excess of $200 million	$40.0 million

Sum:	$70.0 million

Blended %: $70 million divided by $1 billion = 7.0% (as shown in the hypothetical example).

Average net worth for any period is (i) the daily average of the cumulative net proceeds to date from all offerings of the Company’s equity securities, after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus (ii) the company’s retained earnings computed by taking the average of such values at the end of each month during such period.

A hypothetical example of the operation of the company’s 2002 Compensation Incentive Plan is as follows:

Hypothetical Example
Average net worth	$1,000,000,000

Threshold Return %	5%

$ amount of Threshold Return (average net worth x Threshold Return %)	$50,000,000

Hypothetical net income for the year	$110,000,000

Hypothetical Return % (hypothetical net income / average net worth)	11.0%

% that hypothetical return % exceeds Threshold Return %	6.0%

$ amount that Hypothetical Return exceeds Threshold Return	$60,000,000

Blended % (based on tiers) of average net worth used to calculated incentive pool	7.0%

Incentive pool (excess net income x blended %)*	$4,200,000

*	Subject to a “high water mark” provision as previously described on page 18.

Allocation	Minimum	Hypothetical Discretionary	Total %	Hypothetical Example Allocated $ Amount
Lloyd McAdams, Chief Executive Officer	45%	5%	50%	$2,100,000
Joseph E. McAdams, Chief Investment Officer	25%	10%	35%	1,470,000
Heather U. Baines, Executive Vice President	5%	0%	5%	210,000
Others in Plan	0%	10%	10%	420,000

Total:				$4,200,000

Dividend Equivalent Rights

Our 2009 Dividend Equivalent Rights Plan, or DER Plan, is intended to provide our Compensation Committee and our board with additional compensation tools to better align the interests of the company’s employees, officers and directors with those of its stockholders. The DER Plan is intended to provide incentives to those employees, officers, and directors who are expected to provide significant services to the company, to encourage such employees, officers, and directors to remain in the employ of the company, to attract new employees, officers, and directors and to provide additional incentive to increase their efforts in providing services to the company. A DER is a right to receive amounts equal in value to the dividend distributions paid on a share of our common stock. A DER award does not involve the grant of equity or the right to acquire the same.

In awarding DERs, the Compensation Committee considers the same criteria detailed on page 31 of this proxy statement. More specifically, the criteria were applied as follows: the Compensation Committee first decided which individuals should receive DERs; next, the Compensation Committee took into consideration each individual’s total compensation, past DER awards, if any, and their position with the company. As a result, our Chief Executive Officer received the largest grant, our Chief Investment Officer received the second largest grant and the remainder of our Named Executive Officers, other executive officers and employees each received a lesser number of DERs.

For all years prior to 2010, there have been several grants awarded under the DER Plan to various officers and employees in an aggregate of 500,000 DERs. Of this, Lloyd McAdams received grants totaling 99,000 DERs; Joseph E. McAdams received grants totaling 75,500 DERs; and Thad M. Brown, Charles J. Siegel and Bistra Pashamova each received grants totaling 55,500 DERs. At December 31, 2010, these grants were still outstanding.

For the year ended December 31, 2010, a grant was awarded under the DER Plan to various officers and employees in an aggregate of 82,000 DERs. Of this amount, Lloyd McAdams received a grant of 22,000 DERs; Joseph E. McAdams received a grant of 17,000 DERs; Thad M. Brown and Bistra Pashamova each received a grant of 7,000 DERs; and Charles J. Siegel received a grant of 6,000 DERs.

Fringe Benefits

The company contributes to a cafeteria plan for the benefit of all employees to be used for health, dental and life insurance, parking and other qualified perks. The company also makes employer matching contributions to the 401(k) plan. Benefits are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting, motivating and retaining talented employees.

In general, it is the Compensation Committee’s practice to provide limited perquisites and other benefits to senior executives, officers and employees. We do not reimburse senior executives, officers and employees for automobiles, clubs, financial planning or items of a similar nature. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to employees in light of market practices and within the context of the total compensation program.

Change in Control Provisions

Various executive officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Executive Vice Presidents and other senior executives and key employees, have either change in control provisions in their employment agreements or have entered into Change in Control and Arbitration Agreements with the company. These provisions or agreements grant these officers and employees certain compensation and accelerated vesting of equity awards in the event a change in control occurs. The Compensation Committee considers market practices when it enters into these provisions and agreements, and considers them an important element in the retention of these officers and employees.

Other Factors and Considerations

Timing of Grants of Restricted Stock

It is our practice to use the closing price on the NYSE on the actual grant date when determining the fair market value of the restricted stock on the grant date. The grant dates used are usually the dates when the board of directors approved the grants or when the board of directors set an effective grant date (usually within a short period of time after approval). In connection with the granting of restricted stock made in accordance with the performance-based bonus provisions of the employment agreements of Messrs. Lloyd McAdams and Joseph E. McAdams, it is our practice to use the closing price of our common stock on the actual grant date when determining the fair market value of these restricted stock grants.

Basis for Using Different Forms of Equity Awards for Long-Term Incentive Compensation

In October 2005, our board of directors decided that we would utilize restricted stock instead of stock options in the future as a means of realizing long-term incentive compensation. Prior to October 2005, we granted stock options to our senior executives, officers and employees as a means of realizing long-term incentive compensation. In December 2005, our board of directors authorized the immediate vesting of all our then-outstanding common stock options. No other terms of the outstanding common stock options were modified. The decision to accelerate the vesting of the common stock options was based upon the conclusion that the outstanding common stock options were currently not achieving management’s employee motivation and retention goals because the strike prices of the outstanding common stock options were in excess of the fair market value of the underlying common stock.

In October 2005, our board of directors approved the grant of 200,780 shares of restricted stock to various of our employees under our 2004 Equity Plan. The closing price of our common stock on the grant date was $7.72. The restricted stock vests 10% per year on each anniversary date for a ten-year period and shall also vest immediately upon the death of the grantee or upon the grantee reaching age 65. Each grantee shall have the right to sell 40% of the restricted stock anytime after such shares have vested. The remaining 60% of such vested restricted stock may not be sold until after termination of employment with us.

In October 2006, our board of directors approved a grant of an aggregate of 197,362 shares of performance-based restricted stock to several of our officers and employees under our 2004 Equity Plan. Such grant was made effective on October 18, 2006. The closing price of our common stock on the effective date of the grant was $9.12. The shares will vest in equal annual installments over three years provided that the annually compounded rate of return on our common stock, including dividends, exceeds 12%. If the annually compounded rate of return does not exceed 12%, then the shares will vest on the anniversary date thereafter when the annually compounded rate of return exceeds 12%. If the annually compounded rate of return does not exceed 12% within ten years after the effective date of the grant, then the shares will be forfeited. The shares will fully vest within the ten-year period upon the death of a grantee. Upon vesting, each grantee shall have the right to sell 40% of the restricted stock anytime after such shares have vested. The remaining 60% of such vested restricted stock may not be sold, transferred or pledged until after termination of employment with us or upon the tenth anniversary of the effective date. To date, none of these shares have vested.

Deferred Compensation Plan

The Anworth Mortgage Asset Corporation Deferred Compensation Plan, or the Deferred Compensation Plan, permits eligible officers to defer the payment of all or a portion of their cash compensation that otherwise would be in excess of the $1 million annual limitation on deductible compensation imposed by Section 162(m) of the Code. Under this limitation, compensation paid to our Named Executive Officers is not deductible by us for income tax purposes to the extent the amount paid to any such officer exceeds $1 million in any calendar year, unless such compensation qualifies as performance-based compensation under Section 162(m). Our board of directors designates the eligible officers who may participate in the Deferred Compensation Plan and, to date, has designated all of the executive officers as those who may participate in this plan.

Executive Management’s Involvement in Compensation Policies

The Chief Executive Officer is responsible for all salary adjustments and additional compensation payments for all employees other than Named Executive Officers and other executive officers. Adjustments to the Chief Executive Officer’s salary and additional cash compensation other than those subject to the 2002 Incentive Plan and the Chief Executive Officer’s employment agreement, as amended, shall become effective only after approval by the Compensation Committee. The Compensation Committee monitors the total cost of the various compensation arrangements annually when it reviews the Summary Compensation Table and other related tables as disclosed in the annual proxy statement.

Accounting and Tax Considerations of Different Forms of Compensation

Deductibility of Executive Compensation

The Compensation Committee periodically reviews the potential implications of Section 162(m) of the Code. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its named executive officers unless the compensation is performance-based within the meaning of Section 162(m). Although the Compensation Committee will consider various alternatives for preserving the deductibility of compensation payments, the Compensation Committee reserves the right to award compensation to the executives that may not qualify under Section 162(m) as deductible compensation.

Other Tax and Accounting Implications

Section 409A of the Code adopted under the American Jobs Creation Act of 2004 has significantly changed the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005 and the final regulations which became effective January 1, 2009.

In accordance with Financial Accounting Standards Board Accounting Standard Codification 718-10, any compensation cost relating to share-based payments is recognized in the consolidated financial statements. Restricted stock is expensed over the vesting periods.

Executive Compensation and Related Matters

The following table provides certain summary information concerning the compensation earned by our Principal Executive Officer, Principal Financial Officer and each of our three other most highly compensated executive officers, or the Named Executive Officers, who were serving as executive officers as of December 31, 2010 and whose aggregate total compensation was in excess of $100,000 for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2010, 2009 and 2008:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Comp. ($)(4)	Change in Pension Value and Non- Qualified Deferred Comp. Earnings ($)(5)	All Other Comp. ($)(6)(7)	Total ($)
Lloyd McAdams	2010	925,000	700,000	418,909	1,256,727	50,949	458,145	3,809,730
Principal Executive Officer	2009	925,000	400,000	788,941	2,366,825	53,296	418,873	4,952,935
	2008	925,000	400,000	1,200,000	1,300,000	39,809	147,318	4,012,127

Thad M. Brown	2010	275,000	113,000	0	0	0	90,176	478,176
Principal Financial Officer	2009	275,000	88,000	0	0	0	103,325	466,325
	2008	275,000	73,333	0	0	0	78,472	426,805

Joseph E. McAdams	2010	700,000	850,000	342,744	1,028,231	0	294,317	3,215,292
Chief Investment Officer	2009	700,000	845,000	525,963	1,577,883	0	265,104	3,913,950
	2008	700,000	1,090,000	600,000	700,000	0	117,087	3,207,087

Charles J. Siegel	2010	250,000	103,000	0	0	0	89,956	442,956
Senior VP-Finance	2009	250,000	80,000	0	0	0	103,325	433,325
	2008	250,000	115,250	0	0	0	78,472	443,722

Bistra Pashamova	2010	275,000	650,000	0	0	0	90,176	1,015,176
Senior VP/Portfolio Manager	2009	275,000	650,000	0	0	0	103,325	1,028,325
	2008	264,583	480,000	0	0	0	78,472	823,055

(1)	Salaries for Lloyd McAdams and Joseph E. McAdams are in accordance with their employment agreements through December 31, 2010. The salaries for the three other Named Executive Officers are recommended by the Chief Executive Officer (taking into account their individual performance, experience and level of responsibility), subject to approval by the Compensation Committee.

(2)	For 2010, 2009 and 2008, these officers received additional compensation paid in cash based on their individual performance and such other criteria as the Compensation Committee and/or the Chief Executive Officer deemed appropriate. See page 31 under the heading “Discretionary Cash Compensation” for a more detailed description of how additional compensation is determined.

(3)	At the end of our 2010 fiscal year, Lloyd McAdams and Joseph E. McAdams received 59,844 and 48,963 shares of common stock, respectively, in accordance with the terms of their employment agreements. At the end of our 2009 fiscal year, Lloyd McAdams and Joseph E. McAdams received 112,348 and 74,899 shares of common stock, respectively, in accordance with the terms of their employment agreements. At the end of our 2008 fiscal year, Lloyd McAdams and Joseph E. McAdams received 191,693 and 95,846 shares of common stock, respectively, in accordance with the terms of their employment agreements. The grant date fair value of these awards are included under “Stock Awards” in the table above and also are shown and further described in “Grants of Plan-Based Awards” on page 39.

(4)	There were no payments made in 2010, 2009, and 2008 under the 2002 Incentive Plan due to the negative incentive compensation accrual carry forward under that plan. At the end of our 2010, 2009 and 2008 fiscal years, the amounts shown for Lloyd McAdams and Joseph E. McAdams represent additional incentive compensation received in cash in accordance with the terms of their employment agreements (as described on pages 42 and 43).

(5)	The company does not provide any pension benefits to any of its officers and employees. In a prior year, Lloyd McAdams voluntarily deferred a portion of his cash compensation. The amount in the table above represents the interest calculated on the amount deferred. The amount deferred accrues interest each year at a rate equal to the amount of dividends paid to common stockholders for the year divided by the average common stock price for the year. In 2010, the common stock dividends for the year totaled $0.97 and the average common stock price for the year was $6.95. In 2009, the common stock dividends for the year totaled $1.18 and the average common stock price for the year was $6.90. In 2008, the common stock dividends for the year totaled $1.00 and the average common stock price for the year was $6.83.

(6)	Other compensation includes dividends paid in 2010, 2009 and 2008 on all restricted stock granted to the Named Executive Officers.

(7)	For all years prior to 2010, there were several grants awarded under the DER Plan to various officers and employees in an aggregate of 500,000 DERs. Of this, Lloyd McAdams received grants totaling 99,000 DERs. Joseph E. McAdams received grants totaling 75,500 DERs. Thad M. Brown, Charles J. Siegel and Bistra Pashamova each received grants totaling 55,500 DERs. At December 31, 2010, these grants were still outstanding. For the year ended December 31, 2010, a grant was awarded under the DER Plan to various officers and employees in an aggregate of 82,000 DERs. Of this amount, Lloyd McAdams received a grant of 22,000 DERs; Joseph E. McAdams received a grant of 17,000 DERs; Thad M. Brown and Bistra Pashamova each received a grant of 7,000 DERs; and Charles J. Siegel received a grant of 6,000 DERs. The amounts received during 2010, 2009 and 2008 on the DERs are also included in “Other compensation.” See page 34 for a more detailed description of how DER grants are determined.

Grants of Plan-Based Awards

The following grants of plan-based awards were issued to our Named Executive Officers during the fiscal year ended December 31, 2010:

Name	Grant Date	Non-Plan Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Stock Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(1)
Lloyd McAdams	12/29/10	59,844	7.00	418,909
Chief Executive Officer

Thad M. Brown	N/A	0	0	0
Chief Financial Officer

Joseph E. McAdams	12/29/10	48,963	7.00	342,744
Chief Investment Officer

Charles J. Siegel	N/A	0	0	0
Senior VP-Finance

Bistra Pashamova	N/A	0	0	0
VP and Portfolio Manager

(1)	These amounts represent the shares of common stock granted to Lloyd McAdams and Joseph E. McAdams, respectively, in accordance with the terms of their employment agreements. As the stock awards vested immediately, the grant date fair value represents the number of shares of common stock multiplied by the closing price of our common stock on the date of the grant.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to our Named Executive Officers concerning outstanding equity awards held by them at December 31, 2010:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($)(3)
Lloyd McAdams	0	N/A	N/A	38,377	268,639

Thad M. Brown	38,700	13.80	5/1/2013	0	0
				9,715	68,005
				16,447	115,129

Joseph E. McAdams	54,000	9.45	1/21/2012	0	0
	75,000	11.20	10/4/2012	0	0
	82,900	13.80	5/1/2013	0	0
				12,957	90,699
				27,412	191,884

Charles J. Siegel	5,000	9.72	7/19/2015	0	0
				9,715	68,005
				16,447	115,129

Bistra Pashamova	30,000	11.20	10/4/2012	0	0
	33,100	13.80	5/1/2013	0	0
				9,715	68,005
				16,447	115,129

(1)	The option awards in the above table list the number of securities underlying unexercised options that are exercisable, the option exercise price and the option exercise date. All of these options have now been vested. In December 2005, our board of directors authorized the immediate vesting of all of our then-outstanding common stock options. No other terms of the outstanding common stock options were modified. The decision to accelerate the vesting of the common stock options was based upon the conclusion that the outstanding common stock options were currently not achieving management’s employee motivation and retention goals because the strike prices of the outstanding common stock options were in excess of the fair market value of the underlying common stock. There were no stock options granted in 2010. On December 27, 2010, Mr. Lloyd McAdams willfully surrendered stock options aggregating 219,225 underlying shares of common stock with a weighted average exercise price of $12.143.

(2)	For each Named Executive Officer, the market value of the number of shares of restricted stock that have not vested is based on the closing price of our common stock as of December 31, 2010. These shares represent the portions of the October 2005 (first number in column for each Named Executive Officer) and October 2006 (second number in column for each Named Executive Officer) restricted stock grants that have not vested. The terms of these grants are more fully described on page 36 of this proxy statement.

(3)	The market value of the stock awards is based on the number of unvested shares multiplied by the closing price of $7.00 of our common stock on December 31, 2010.

Option Exercises and Stock Vested

The following table provides information with respect to our Named Executive Officers concerning option exercises and stock vested as of December 31, 2010:

OPTION EXERCISES AND STOCK VESTED

	2010
	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lloyd McAdams	0	0	15,547	108,052
Thad M. Brown	0	0	1,943	13,504
Joseph E. McAdams	0	0	2,590	18,001
Charles J. Siegel	0	0	1,943	13,504
Bistra Pashamova	0	0	1,943	13,504

(1)	The stock awards that were vested during 2010 relate to the restricted stock that was granted on October 27, 2005. In accordance with the terms of this award, 10% vests on each anniversary date of the effective date of the grant. The closing price of our common stock on this anniversary date in 2010 was $6.95. This price multiplied by the number of shares that vested results in the value realized on vesting.

Pension Benefits

The company does not provide any pension benefits to any of our officers or employees.

Non-Qualified Deferred Compensation

The following table provides information with respect to non-qualified deferred compensation paid to our Named Executive Officers during the fiscal year ended December 31, 2010:

NON-QUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FY ($)
Lloyd McAdams	50,949	415,823
Thad M. Brown	0	0
Joseph E. McAdams	0	0
Charles J. Siegel	0	0
Bistra Pashamova	0	0

Our board designates the eligible officers who may participate in the Deferred Compensation Plan (which is more fully described on page 36 of this proxy statement) and, to date, has designated all of our executive officers as those who may participate in this plan. To date, Lloyd McAdams is the only officer who has elected to defer compensation. This had been done in a prior year. The amount deferred accrues interest each year at a rate equal to the amount of dividends paid to common stockholders for the year divided by the average common stock price for the year. In 2010, the common stock dividends for the year totaled $0.97 per share and the average common stock price for the year was $6.95. This resulted in an accrual for 2010 of $50,949 (this entire amount is included in the “Summary Compensation Table”). Including this amount, the aggregate balance of the amount deferred for Lloyd McAdams at December 31, 2010 was $415,823.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 with respect to our common stock issuable under our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	621,100	$12.480	713,616
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A

Total	621,100	$12.480	713,616

(1)	In May 2004, our stockholders adopted the Anworth Mortgage Asset Corporation 2004 Equity Compensation Plan, or the Plan, which amended and restated our 1997 Stock Option and Awards Plan. The Plan authorized the board of directors or a committee of our board to grant equity and equity-based awards for up to 3,500,000 of the outstanding shares of our common stock. The Plan does not provide for automatic annual increases in the aggregate share reserve or the number of shares remaining available for grant. On November 7, 2005, we filed a registration statement on Form S-8 to register an aggregate of 3,500,000 shares of our common stock, which may be issued pursuant to the Plan.

(2)	The company has not authorized the issuance of its equity securities under any plan not approved by security holders.

Employment Agreements

Upon the closing in June 2002 of the merger with our external manager, we assumed the existing employment agreements of Lloyd McAdams, Joseph E. McAdams and Heather U. Baines. These agreements have been modified over time by addenda entered into between us and each of the executives. Pursuant to the terms of the employment agreements:

•

Lloyd McAdams serves as our President, Chairman and Chief Executive Officer, Joseph E. McAdams serves as our Executive Vice President and Chief Investment Officer and Heather U. Baines serves as our Executive Vice President;

•	Lloyd McAdams receives a $925,000 annual base salary, Joseph E. McAdams receives a $700,000 annual base salary and Heather U. Baines receives a $60,000 annual base salary;

•

in the event any of the three executives is terminated without “cause” or if they terminate for “good reason” (as those terms are defined in their respective employment agreements), or in the case of Lloyd McAdams or Joseph E. McAdams, their employment agreements are not renewed, then the executives would be entitled to: (1) all base salary due under the employment agreements, (2) any additional discretionary cash compensation due under the employment agreements, (3) a lump sum payment of an amount equal to three years of the executive’s then-current base salary, (4) payment of COBRA medical coverage for 18 months, (5) immediate vesting of all pension benefits, (6) all incentive compensation to which the executives would have been entitled to under the employment agreements prorated through the termination date, and (7) all expense reimbursements and benefits due and owing the executives through the termination. In addition, under these circumstances, Lloyd McAdams and Joseph E. McAdams would each be entitled to a lump sum payment equal to 150% of the greater of (i) the highest amount paid or that could be payable (in the aggregate) under the 2002 Incentive Plan during any one of the three fiscal years prior to their termination, and (ii) the highest amount paid, or that could be payable (in the aggregate), under the 2002 Incentive Plan during any of the three fiscal years following their termination. Ms. Baines would also be entitled to a lump sum payment equal to all incentive compensation that Ms. Baines would have been entitled to under the 2002 Incentive Plan during the three-year period following her termination;

•

each agreement contains an evergreen provision that permits automatic renewal for one year at the end of each term unless written notice of termination is provided by either party six months prior to the end of the current term;

•

the three executives are entitled to participate in the 2002 Incentive Plan and each of these individuals are provided a minimum percentage of the amounts earned under such plan as described on pages 33 and 34 under “2002 Incentive Compensation Plan” and the 2002 Incentive Plan may not be amended without the consent of the three executives;

•	the three executives received restricted stock grants of 20,000 shares each, which grants vest in equal, annual installments over ten years following the grant date in June 2002;

•	the equity awards granted to each of the three executives will immediately vest upon the termination of the executive’s employment upon a change in control; and

•	Lloyd McAdams and Joseph E. McAdams are each subject to a one-year non-competition provision following termination of their employment except in the event of a change in control.

Under the terms of their employment agreements, a long-term equity incentive structure was established for Messrs. Lloyd McAdams and Joseph E. McAdams. As a result, they are eligible to participate in a performance-based bonus pool that is funded based on the company’s return on average equity, or ROAE. ROAE is calculated as the twelve-month GAAP net income available to common stockholders excluding the effect of depreciation, preferred stock dividends, gains/losses on asset sales and impairment charges, divided by the average stockholder equity less goodwill and preferred stockholder equity. The Compensation Committee evaluated various measures and factors of performance in developing this structure and, in its view, ROAE was determined to be the single best indicator of our overall performance and therefore of value creation for our stockholders. This is in part due to the fact that ROAE is a metric of our performance that has been calculated and reported on a consistent basis since our inception in 1998.

As structured by the Compensation Committee, the aggregate amount of this performance-based bonus pool available for distribution can range annually based upon the ROAE. If the ROAE is 0% or less, no performance-based bonus is paid. If the ROAE is greater than 0% but less than 8%, a bonus pool of up to $500,000 is available in the aggregate. If the ROAE is 8% or greater, then the bonus pool available to be paid to both executives in the aggregate is $500,000 plus 10% of the first $5 million of excess return and 6% of the amount of the excess return greater than $5 million. The Compensation Committee has the discretionary right to adjust downward the amount available for distribution from the bonus pool by as much as 10% in any given year, based upon its assessment of factors including our leverage, stability of book value of the common stock and price per share of our common stock relative to other industry participants. Of the aggregate amount available for distribution from the bonus pool, the Compensation Committee bases annual bonus allocation to each of Messrs. Lloyd McAdams and Joseph E. McAdams on its assessment of the performance of each executive. The performance-based bonus may provide an incentive to these executives to make higher risk investments in an attempt to earn greater amounts of compensation.

In order to further align the performance of Messrs. Lloyd McAdams and Joseph E. McAdams with our long-term financial success and the creation of stockholder value, the Compensation Committee also determined that with respect to 2008 and each year thereafter, 25% of the annual performance-based bonus amount allocated to be distributed to an executive over $100,000 would be paid in restricted shares of common stock. In addition, neither of the executives will be permitted to sell or otherwise transfer any restricted shares during such person’s employment with the company until the value of his respective stock holdings in the company exceeds a seven and one-half times multiple of his base compensation and, once this threshold is met, only to the extent that the value of such holdings exceeds that multiple.

For the year ended December 31, 2010, the ROAE (as described above) was approximately 13.16%, based on the adjusted GAAP net income available to common stockholders (as described above) of approximately $113.8 million, divided by the average stockholders’ equity (as described above) of approximately $865 million. This ROAE produced an excess return of approximately $3.4 million. Based on this information, the performance-based bonus pool (as described above) was approximately $3.05 million. Of this bonus pool, approximately $1.257 million was paid to Lloyd McAdams in cash and $419 thousand was paid in restricted stock. Of this bonus pool, approximately $1.028 million was paid to Joseph E. McAdams in cash and $343 thousand was paid in restricted stock.

Prior to the end of any year, the Compensation Committee, at its discretion, may notify either of Messrs. Lloyd McAdams or Joseph E. McAdams that either or both of them will not participate in the pool during the following year. If this occurs, the sale or transfer restrictions on previously issued pool shares with respect to the executive so notified will be eliminated at that time.

The Compensation Committee, in its discretion, may provide additional compensation to each of Messrs. Lloyd McAdams and Joseph E. McAdams beyond the annual performance-based additional cash compensation earned under the incentive compensation structure in their employment agreements. This additional compensation may be provided in consideration of the company’s execution of our business and strategic plan. For the year ended December 31, 2010, additional compensation of $700 thousand was paid to Lloyd McAdams and $850 thousand was paid to Joseph E. McAdams.

Change in Control and Arbitration Agreements

In June 2006, we entered into Change in Control and Arbitration Agreements with our Chief Financial Officer (Thad M. Brown), Senior Vice President-Finance (Charles J. Siegel), Senior Vice President-Portfolio Manager (Bistra Pashamova) and our Vice President-Portfolio Manager (Evangelos Karagiannis), as well as certain of our other employees. Our board determined that, in the event of a change in control of the company, as defined below, it would be imperative for us and the board to be able to receive and rely upon these employees’ advice, if requested, as to the best interests of the company and its stockholders without concern that these employees might be distracted by the personal uncertainties and risks created by any such possible transactions.

The Change in Control and Arbitration Agreements grant these officers and employees, in the event that a change in control occurs, a lump sum payment equal to (i) 12 months annual base salary in effect on the date of the change in control, plus (ii) the average annual incentive compensation received for the two complete fiscal years prior to the date of the change in control, and plus (iii) the average annual bonus received for the two complete fiscal years prior to the date of the change in control, as well as all fringe benefits for a period of 12 months following termination of employment with us. The Change in Control and Arbitration Agreements also provide for immediate vesting of all equity awards granted to these officers and employees upon a change in control.

A Change in Control, as defined in the Change in Control and Arbitration Agreements, shall mean the first to occur of any of the following: (a) any “person” or “persons” acting as a group (other than the company or any trustee or other fiduciary holding securities under an employee benefit plan of the company) being the beneficial owner, directly or indirectly, of securities of the company representing more than 50% of the combined voting power of the company’s then outstanding securities; or (b) a change in the composition of the board of directors; or (c) the effective date of any merger or consolidation of the company with any other corporation or entity other than (i) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the company, at least 65% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the company in which no person acquires more than 35% of the combined voting power of the company’s then outstanding securities, or (iii) a merger or consolidation of the company with one or more persons that are related to the company immediately prior to the consolidation or merger; or (d) the sale or disposition by the company of all or substantially all of the company’s assets, to one or more persons that are not related to the company immediately prior to the sale or transfer. The foregoing summary of the terms and conditions of the Change in Control and Arbitration Agreements is qualified in its entirety by reference to the Change in Control and Arbitration Agreements, which have been filed as exhibits to the company’s reports pursuant to the Exchange Act of 1934, as amended.

The following table reflects the amounts that would be paid if a change in control or other termination event occurred on December 31, 2010 and our stock price per share was the closing market price as of that date. The closing market price of our common stock at December 31, 2010 was $7.00.

	Lloyd McAdams(1)	Thad M. Brown	Joseph E. McAdams	Charles J. Siegel	Bistra Pashamova
If termination without “cause,” for “good reason,” or if employment agreements are not renewed	$4,167,043	$0	$2,851,220	$0	$0
Change in Control	$4,435,682	$574,114	$3,133,803	$540,114	$1,118,934

(1)	Included in the amount for Mr. Lloyd McAdams is the balance at December 31, 2010 of the amounts payable to him under the Deferred Compensation Plan, which would be payable upon a “termination event” or “change in control event” as those terms are defined under the Deferred Compensation Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The principal management executive involved in determining compensation and in discussing these issues with the Compensation Committee is the Chief Executive Officer. His involvement is discussed in the Compensation Discussion and Analysis section of this proxy statement (see page 36).

Based on this review and discussion, the Compensation Committee recommended to the board of that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K.

Respectfully Submitted by the Compensation

Committee of the Board of Directors,

Charles H. Black

Lee A. Ault, III

Joe E. Davis

Robert C. Davis

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 25, 2011, the record date of the Annual Meeting, there were 123,669,720 shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 25, 2011 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person who is known to us to beneficially own more than 5% of our common stock and (iv) all of our directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of March 25, 2011 through the exercise of any stock option or other right. Unless otherwise noted, we believe that each person has sole investment and voting power (or shares or controls such powers with either his or her spouse or immediate family member) with respect to the shares set forth in the following table:

Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Class
Directors and Named Executive Officers
Lloyd McAdams(2)	1,167,062	0.94%
Thad M. Brown(3)	74,577	*
Joseph E. McAdams(4)	610,570	*
Charles J. Siegel(5)	47,601	*
Bistra Pashamova(6)	98,977	*
Lee A. Ault, III(7)	64,100	*
Charles H. Black(8)	39,682	*
Joe E. Davis(9)	40,682	*
Robert C. Davis	20,000	*
All Directors and Executive Officers as a Group (11 Persons)(10)	2,163,251	1.75%

5% Stockholders
BlackRock, Inc.—40 East 52nd Street, New York, NY 10022(11)	6,572,046	5.31%
Wells Fargo & Company—420 Montgomery Street, San Francisco, CA 94104(12)	6,279,031	5.08%

*	Less than 1%

(1)	The amounts shown do not include shares of our Series B Preferred Stock, which are convertible into shares of our common stock at a current conversion rate of 3.4094. A table which details the beneficial ownership of our Series A Preferred Stock and Series B Preferred Stock is shown after these footnotes.

(2)	Includes (i) 1,070,862 shares held by Lloyd McAdams and Heather U. Baines, (ii) 62,500 shares which Mr. McAdams owns individually and in which Ms. Baines has no beneficial interests, and (iii) 33,700 shares owned by the McAdams Foundation, of which Lloyd McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation with Mr. Joseph E. McAdams and disclaims any beneficial interest in the shares held by this entity.

(3)	Includes 38,700 shares subject to stock options exercisable within 60 days of March 25, 2011.

(4)	Includes 211,900 shares subject to stock options exercisable within 60 days of March 25, 2011. Includes 33,700 shares owned by the McAdams Foundation, of which Joseph E. McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation with Mr. Lloyd McAdams and disclaims any beneficial interest in the shares held by this entity.

(5)	Includes 5,000 shares subject to stock options exercisable within 60 days of March 25, 2011.

(6)	Includes 63,100 shares subject to stock options exercisable within 60 days of March 25, 2011.

(7)	Includes 22,100 shares subject to stock options exercisable within 60 days of March 25, 2011.

(8)	Includes 25,360 shares subject to stock options exercisable within 60 days of March 25, 2011.

(9)	Includes 25,360 shares subject to stock options exercisable within 60 days of March 25, 2011.

(10)	Each of our directors and officers may be reached at 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401.

(11)	Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of BlackRock, Inc., none of which beneficially owns 5% or greater of the common stock of Anworth Mortgage Asset Corporation: BlackRock Japan Limited Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; and BlackRock International Limited. The above information was provided to the SEC in a Schedule 13G filed on February 2, 2011 by BlackRock, Inc.

(12)	Aggregate beneficial ownership reported by Wells Fargo and Company is on a consolidated basis and includes shares beneficially owned by Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC and Evergreen Investment Management Company, LLC, each registered investment advisors, Wells Fargo Advisors, LLC, a broker-dealer, and Wachovia Bank, National Association and Wells Fargo Bank, N.A., each national associations, and all six of which are subsidiaries of Wells Fargo and Company. Of the 6,279,031 shares beneficially owed by Wells Fargo and Company, it has sole voting power with respect to 5,770,622 shares, shared voting power with respect to 2,475 shares, sole dispositive power with respect 6,262,073 shares and shared dispositive power with respect to 1,633 shares. Of the 6,102,790 shares beneficially owned by Wells Capital Management Incorporated (all of which is also beneficially owned by Wells Fargo and Company), Wells Capital Management Incorporated has sole voting power with respect to 1,632,745 shares, and sole dispositive power with respect to 6,102,790 shares. The above information was provided to the SEC in a Schedule 13G filed on January 14, 2011 by Wells Fargo and Company.

As of March 25, 2011, the record date of the Annual Meeting, there were 1,875,500 shares of our Series A Cumulative Preferred Stock and 1,258,498 shares of our Series B Cumulative Convertible Preferred Stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our Series A Cumulative Preferred Stock and Series B Cumulative Convertible Preferred Stock as of that date by (i) each of our directors, (ii) each of our Named Executive Officers, and (iii) all of our directors and executive officers as a group. We have omitted from the following table those directors and Named Executive Officers who do not beneficially own shares of our Series A Cumulative Preferred Stock or Series B Cumulative Convertible Preferred Stock. The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of March 25, 2011 through the exercise of any stock option or other right. Except under certain circumstances, both our Series A Cumulative Preferred Stock and Series B Cumulative Convertible Preferred Stock are non-voting equity securities. Our Series B Cumulative Convertible Preferred Stock is convertible into shares of our common stock. Unless otherwise noted, we believe that each person has sole investment power (or shares or controls such powers with either his or her spouse or immediate family member) with respect to the shares set forth in the following table:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Named Executive Officers:
Series A Cumulative Preferred Stock	Robert C. Davis	8,700	*

Series A Cumulative Preferred Stock	All Directors and Executive Officers as a Group (11 Persons)	8,700	*

Series B Cumulative Convertible Preferred Stock(1)	Joe E. Davis	3,000	*

Series B Cumulative Convertible Preferred Stock(1)	Robert C. Davis	5,500	*

Series B Cumulative Convertible Preferred Stock(1)	All Directors and Executive Officers as a Group (11 Persons)	8,500	*

*	Less than 1%

(1)	As of March 25, 2011, our Series B Preferred Stock was convertible at the conversion rate of 3.4094 shares of our common stock per $25.00 liquidation preference. The conversion rate will be adjusted in any fiscal quarter in which the cash dividends paid to common stockholders results in an annualized common stock dividend yield that is greater than 6.25%. The conversion ratio will also be subject to adjustment upon the occurrence of certain specific events such as a change in control. Our Series B Preferred Stock is convertible into shares of our common stock at the option of the Series B Preferred stockholder at any time at the then prevailing conversion rate. On or after January 25, 2012, we may, at our option, convert, under certain circumstances, each share of Series B Preferred Stock into a number of common shares at the then prevailing conversion rate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

The board has established the Code of Conduct. The Code of Conduct outlines the principles, policies and values that govern the activities of our company and it applies to all of our directors, officers and employees. The Code of Conduct outlines our policy on conflicts of interest.

A conflict of interest is defined as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities to our company in an impartial manner. It is specifically required by our Code of Conduct that all of our officers, directors and employees (1) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (2) ensure that duties and responsibilities to our company are handled in such a manner that ensures impartiality.

In addition to the Code of Conduct, we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related party transactions. Also, on a quarterly basis, the board reviews all existing related party transactions and any new transactions that are brought to the attention of either management or the board.

On any new related party transactions, if the party involved in the transaction is a member of the board, such member of the board is required to recuse or abstain from involvement in the decision. If the remaining board members ratify the transaction, the Nominating and Corporate Governance Committee will grant a waiver to the Code of Conduct. In the event that such a waiver is granted to any of our officers, we would announce the waiver within four business days on a Form 8-K and the “Corporate Governance” section of our website.

Agreements with Pacific Income Advisers, Inc.

On June 13, 2002, we entered into a sublease with PIA, a company owned by a trust controlled by Lloyd McAdams, our President, Chairman and Chief Executive Officer, and Heather U. Baines, our Executive Vice President. Under the sublease, as amended on July 8, 2003, we lease approximately 5,500 square feet of office space from PIA and currently pay an annual rate of $55.78 per square foot in rent to PIA. The sublease runs through June 20, 2012 unless earlier terminated pursuant to the master lease. During 2010, we paid $326 thousand as office rental to PIA and other rental expenses.

At December 31, 2010, the future minimum lease commitment was as follows (in whole dollars):

Year	2011	2012	Total Commitment
Commitment Amount	$311,414	$158,012	$469,426

On October 14, 2002, we entered into an administrative services agreement with PIA. On July 25, 2008, we entered into a new administrative services agreement with PIA which was amended and restated on August 20, 2010. Under this agreement, PIA provides administrative services and equipment to us in the nature of human resources, operational support and information technology, and we pay an annual fee of 5 basis points on the first $225 million of stockholders’ equity and 1.25 basis points thereafter (paid quarterly in advance) for those services. The administrative agreement had an initial term of one year and renews for successive one year terms each year thereafter unless either party gives notice of termination at least 90 days before the expiration of the then current annual term. We may also terminate the administrative services agreement upon 30 days notice for any reason and immediately if there is a material breach by PIA. During the year ended December 31, 2010, we paid fees of $262 thousand to PIA in connection with this agreement.

Indemnification Agreements

In addition to the indemnification provisions contained in our articles of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director or officer to the fullest extent permitted by Maryland law against expenses (including attorneys’ fees), judgments, fines and settlements incurred by such individual in connection with any action, suit or proceeding by reason of such individual’s status or service as a director or officer (other than liabilities with respect to which such individual receives payment from another source, arising in connection with certain final legal judgments, arising from knowing fraud, deliberate dishonesty, willful misconduct, in connection with assertions by such individuals not made in good faith or which are frivolous or which we are prohibited by applicable law from paying) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

Family Relationships

Lloyd McAdams and Heather U. Baines are husband and wife and Lloyd McAdams and Joseph E. McAdams are father and son.

AUDIT COMMITTEE

Audit Committee Report

The following is the report of the company with respect to the company’s audited financial statements for 2010, which include the consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010 and the notes thereto.

Composition. The Audit Committee of the board is comprised of four directors and operates under a written charter adopted by the board. All members of the Audit Committee are “financially literate” within the meaning of the NYSE rules and are “independent” as defined in Rule 10A-3 under the Exchange Act and the rules of the NYSE.

Responsibilities. The responsibilities of the Audit Committee include recommending to the board an accounting firm to be engaged as the independent accountants and auditors. Management has primary responsibility for the internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to oversee these processes and the activities of the internal audit department.

Review with Management and Independent Accountants. The Audit Committee has reviewed the consolidated audited financial statements and met separately, and held discussions with, management and McGladrey & Pullen, LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2010. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committee,” as amended, and No. 90, “Audit Committee Communications.”

The independent accountants provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with McGladrey & Pullen, LLP, the firm’s independence.

Conclusion. Based upon the Audit Committee’s discussions with management and the independent accountants, the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Respectfully submitted by the Audit

Committee of the Board of Directors,

Joe E. Davis

Lee A. Ault, III

Charles H. Black

Robert C. Davis

Audit and Related Fees

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of our company’s annual financial statements for the years ended December 31, 2010 and 2009 and fees billed for other services rendered by McGladrey & Pullen, LLP during 2010 and 2009:

	2010	2009
Audit fees	$325,500	$304,000
Audit-related fees	23,000	140,000
Tax fees	0	0
Other fees	0	0

Total:	$348,500	$444,000

Audit-related fees consist primarily of comfort letters and consent opinions related to our stock offerings.

Pre-approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent auditor. At the beginning of the fiscal year, the Audit Committee pre-approves the engagement of the independent auditor to provide audit services based on fee estimates. The Audit Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Audit Committee receives a report at each meeting on the status of services provided or to be provided by the independent auditor and the related fees. All of the audit and audit-related fees performed for the company during the fiscal year ended December 31, 2010 were pre-approved by the Audit Committee.

PROPOSAL NO. 3:

ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

The company is presenting the following proposal, which gives you as a stockholder the opportunity to vote, on an advisory basis, to approve the compensation paid to our Named Executive Officers by voting for or against the following resolution. While our board intends to carefully consider the outcome of the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

“Resolved, that the stockholders approve the compensation of the company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement set forth under the caption “Executive Officers and Compensation” beginning on page 28 of this proxy statement.”

Our board believes that the compensation paid to our Named Executive Officers provides an appropriate mixture of both cash compensation and long-term compensation (equity awards) to achieve the objectives of attracting, motivating and retaining our Named Executive Officers while achieving the objectives of aligning managements’ interests with the interests of our stockholders.

The affirmative vote of the majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to approve the compensation of the company’s Named Executive Officers. Votes against and broker non-votes will result in the resolution receiving fewer votes. Our board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate.

The board unanimously recommends that you vote FOR approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement set forth under the caption “Executive Officers and Compensation” beginning on page 28 of this proxy statement. Proxies will be voted FOR approval of this proposal unless otherwise specified.

PROPOSAL NO. 4:

ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The company is presenting the following proposal, which gives you as a stockholder the opportunity to vote, on an advisory basis, as to how often you wish us to include a proposal, similar to Proposal No. 3, in our proxy statement. While our board intends to carefully consider the outcome of the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature. However, the company has adopted a policy that it will include an advisory vote on executive compensation similar to Proposal No. 3 consistent with the plurality of votes cast in its most recent advisory vote on the frequency of the advisory vote on executive compensation.

“Resolved, that the stockholders wish the company to include an advisory vote on the compensation of the company’s Named Executive Officers every:

a)	One year;

b)	Two years;

c)	Three years; or

d)	Abstain.”

Although our business is cyclical in nature and compensation, particularly incentive compensation, can significantly fluctuate from year to year, our compensation philosophy should be reviewed over the course of several years. Despite this, our board believes that an advisory vote every year on executive compensation makes sense for us for the following reasons: (i) this provides the highest level of accountability to our stockholders, and (ii) it aligns the stockholder vote with the frequency of our review of our compensation programs.

The stockholders will vote for one of the choices listed above. The affirmative vote of the plurality of all votes cast on the matter at a meeting at which a quorum is present is necessary to determine the frequency of the advisory vote on executive compensation.

The board unanimously recommends that you vote to hold an advisory vote on executive compensation every year. Proxies will be voted in accordance with our board’s recommendation unless otherwise specified.

PROPOSAL NO. 5:

RATIFICATION OF McGLADREY & PULLEN, LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGladrey & Pullen, LLP was recommended by the Audit Committee of the board to act as the company’s independent registered public accounting firm for the fiscal year ended December 31, 2011, subject to ratification by the stockholders.

We have been advised by McGladrey & Pullen, LLP that the firm has no relationship with our company or its subsidiaries or affiliates other than that arising from the firm’s engagement as auditors, tax advisors and consultants. If the selection of McGladrey & Pullen, LLP is not ratified by the affirmative vote of at least a majority of the shares casting votes on the matter at the meeting, or if prior to the Annual Meeting, McGladrey & Pullen, LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the board, then in any such case the board will appoint another independent registered public accounting firm whose employment for any period subsequent to the 2011 Annual Meeting will be subject to ratification by the stockholders at the 2011 Annual Meeting.

A representative of McGladrey & Pullen, LLP is expected to be present in person at the Annual Meeting to make a statement if he or she desires, and to respond to appropriate questions. The principal accountant’s report on the company’s financial statements for our fiscal years ended December 31, 2010 and December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Vote Required

The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm.

The board unanimously recommends that you vote FOR the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Proxies received will be so voted unless stockholders specify otherwise in the proxy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors, officers and persons holding more than 10% of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the SEC. Such persons are also required to furnish us copies of the forms so filed. Based solely upon a review of copies of such forms filed with us, we believe that during 2010, our officers and directors complied with the Section 16(a) filing requirements on a timely basis.

Expenses of Proxy Solicitation

Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. Our directors, officers and employees may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). We will bear the expense of this proxy solicitation.

Legal Proceedings

We have no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Annual Report

A copy of the annual report to stockholders of our company for the 2010 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Stockholder Proposals for 2012 Annual Meeting

Proposals of stockholders for consideration at the 2012 Annual Meeting of Stockholders must be received by us no later than the close of business on November 24, 2011, and must comply with the applicable rules of the SEC in order to be included in our proxy statement and proxy relating to the 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act.

In addition, in order for a stockholder proposal outside of Rule 14a-8 of the Exchange Act to come before the 2012 Annual Meeting of Stockholders, proposals must be made in accordance with our Articles of Incorporation, which require appropriate notice to us of the proposal not less than 30 days nor more than 60 days prior to the date of the Annual Meeting of Stockholders. If less than 30 days’ notice of the date of the Annual Meeting of Stockholders meeting is given by us, then we must receive notice of the proposal not later than the close of business on the 10th day following the date we first mailed the notice of the meeting. In this regard, notice is given that the 2012 Annual Meeting of Stockholders is expected to be held on May 26, 2012, and therefore we must receive notice of the proposal not before March 25, 2012 but not after April 26, 2012.

Procedures for Recommending Director Candidates

Stockholders of our company wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the committee, c/o the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401.

Our Nominating and Corporate Governance Committee will consider nominees recommended by our stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive.

Our Nominating and Corporate Governance Committee makes recommendations to the Board concerning candidates for membership as directors, considering such factors as background, skills, expertise, accessibility and availability to serve effectively on the Board. This Committee also makes recommendations to the Board regarding the nomination of incumbent directors for re-election to the Board. The Board then approves a slate of directors to be nominated for election at annual meetings of stockholders.

When selecting directors, the board will review and consider many factors, including those specified in our Corporate Governance Guidelines, which are posted on the “Corporate Governance” section of our website. It considers recommendations from many sources, including members of the board and management. From time to time, we may hire search firms to help identify and facilitate the screening and interview process of director nominees. The Nominating and Corporate Governance Committee has full discretion in considering its nominations to the board.

Deadline and Procedures for Submitting Nominations to the Board

A stockholder wishing to nominate a candidate for election to the board at the next Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401, of his or her intention to make such a nomination. The notice of nomination must be made in accordance with our Articles of Incorporation, which require appropriate notice to us of the nomination not less than 30 days nor more than 60 days prior to the date of the Annual Meeting of Stockholders. If less than 30 days’ notice of the date of the Annual Meeting of Stockholders is given by us, then we must receive the notice of nomination not later than the close of business on the 10th day following the date we first mailed the notice of the meeting. In this regard, notice is given that the 2012 Annual Meeting of Stockholders is expected to be held on May 26, 2012, and therefore we must receive notice of the proposal not before March 25, 2012 but not after April 26, 2012.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, as set forth in our bylaws. In addition, the notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NYSE Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.

Communications to the Board

All communications to the board, the board committees or any individual director, must be in writing and addressed to them c/o the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401. Communications received in writing will be forwarded to the named recipient(s).

March 29, 2011

By Order of the Board of Directors

Thad M. Brown

Secretary

EXHIBIT A

MANAGEMENT AGREEMENT

by and between

Anworth Mortgage Asset Corporation

and

Anworth Management, LLC

Dated as of December 31, 2011

MANAGEMENT AGREEMENT, dated as of December 31, 2011, by and between Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”) and Anworth Management, LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Company was formed in October 1997 and commenced operations on March 17, 1998 and is in the business of investing primarily in United States, or U.S., agency mortgage-backed securities, or MBS, which are obligations guaranteed by the U.S. government, such as Ginnie Mae, or federally sponsored enterprises, such as Fannie Mae or Freddie Mac (collectively, “Agency Securities”). Our principal business objective is to generate net income for distribution to stockholders based upon the spread between the interest income on our mortgage-related assets and the costs of borrowing to finance our acquisition of these assets.

The Company is organized for tax purposes as a real estate investment trust, or REIT. Accordingly, we generally distribute substantially all of our earnings to stockholders without paying federal or state income tax at the corporate level on the distributed earnings and has qualified as a real estate investment trust for federal income tax purposes and has elected to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to retain the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth herein, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

“Agency Securities” has the meaning set forth in the Recitals.

“Agreement” means this Management Agreement, as amended, supplemented or otherwise modified from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 10(b) hereof.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Recitals.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Company Permitted Disclosure Parties” has the meaning set forth in Section 5(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(k) hereof.

“Confidential Information” has the meaning set forth in Section 5 hereof.

“Effective Date” means the date the Management Agreement begins, which is December 31, 2011.

“Effective Termination Date” has the meaning set forth in Section 10(c) hereof.

“Equity” means the Company’s month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), each computed in accordance with GAAP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership or the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board of Directors who is “independent” in accordance with the Company’s Governing Instruments and the rules of New York Stock Exchange or such other securities exchange on which the shares of Common Stock are listed.

“Investment Committee” means the investment committee formed by the Manager, the members of which shall consist of officers of the Manager.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines proposed by the Investment Committee and approved by the Board of Directors, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived by the Investment Committee, subject to the consent of a majority of the entire Board of Directors (which must include a majority of the then incumbent Independent Directors).

“Losses” has the meaning set forth in Section 8(a) hereof.

“Management Fee” means the management fee, calculated and payable monthly in arrears, in an amount equal to one-twelfth of 1.20% of Equity.

“Manager” has the meaning set forth in the Recitals.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.

“NYSE” means The New York Stock Exchange.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(d) hereof.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company, and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

“Termination Fee” means a termination fee equal to three (3) times the average annual Management Fee earned by the Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(c) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(c) hereof.

(b) As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under United States generally accepted accounting principles. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a) The Company hereby appoints the Manager to manage the investments and day-to-day operations of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board of Directors. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, in accordance with the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.

(b) The Manager, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board of Directors and will have only such functions and authority as the Board of Directors may delegate to it, including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include, without limitation:

(i) forming and maintaining the Investment Committee, which will have the following responsibilities: (A) proposing the Investment Guidelines to the Board of Directors, (B) reviewing the Company’s investment portfolio for compliance with the Investment Guidelines on a monthly basis, (C) reviewing the Investment Guidelines adopted by the Board of Directors on a periodic basis, (D) reviewing the diversification of the Company’s investment portfolio and the Company’s hedging and financing strategies on a monthly basis, and (E) generally be responsible for conducting or overseeing the provision of the services set forth in this Section 2.

(ii) serving as the Company’s consultant with respect to the periodic review of the investments, borrowings and operations of the Company and other policies and recommendations with respect thereto, including, without limitation, the Investment Guidelines, in each case subject to the approval of the Board of Directors;

(iii) serving as the Company’s consultant with respect to the selection, purchase, monitoring and disposition of the Company’s investments;

(iv) serving as the Company’s consultant with respect to decisions regarding any financings, hedging activities or borrowings undertaken by the Company or its Subsidiaries, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for its investments;

(v) advising the Company with respect to incentive plans that the Company may establish for the Independent Directors;

(vi) purchasing and financing investments on behalf of the Company;

(vii) providing the Company with portfolio management;

(viii) engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors that provide real estate, investment banking, securities brokerage, insurance, legal, accounting, transfer agent, registrar, settlement, clearing, custodian and such other services as may be required relating to the Company’s operations or investments (or potential investments);

(ix) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(x) performing and supervising the performance of administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the services in respect of any equity incentive plan the Company may establish for the Independent Directors, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

(xi) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, analyst presentations, investor conferences and annual meeting arrangements;

(xii) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xiii) evaluating and recommending to the Company hedging strategies and engaging in hedging activities on behalf of the Company, consistent with such strategies, as so modified from time to time, with the Company’s qualification as a REIT and with the Investment Guidelines;

(xiv) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and U.S. Treasury regulations promulgated thereunder;

(xv) counseling the Company regarding the maintenance of its exemption from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;

(xvi) furnishing reports and other data to the Company regarding the activities and services performed for the Company or its Subsidiaries, if any, by the Manager;

(xvii) monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance;

(xviii) investing and re-investing any monies and securities of the Company (including in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital-raising activities;

(xix) causing the Company to retain qualified accountants and legal counsel, as applicable, to (i) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries and (ii) conduct quarterly compliance reviews with respect thereto;

(xx) causing the Company to qualify to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses;

(xxi) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act;

(xxii) taking all necessary actions to enable the Company and any Subsidiaries to make required tax filings and reports, including soliciting stockholders for required information to the extent necessary under the Code and U.S. Treasury regulations applicable to REITs;

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations;

(xxiv) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company;

(xxv) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any expense guidelines set by the Board of Directors from time to time;

(xxvi) performing such other services as may be required from time to time for the management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxvii) using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(c) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(d) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any action by the Board of Directors, the Manager shall promptly notify the Board of Directors if it is the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, the Board of Directors, or the Company’s stockholders for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.

(e) The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, NYSE, Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

(f) Reporting Requirements. (i) As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, with respect to any investment, reports and other information with respect to such investment as may be reasonably requested by the Company.

(ii) The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(iii) The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Directors.

(g) Directors, officers, employees and agents of the Manager, or their respective Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Instruments and pursuant to the Administrative Services Agreement, as from time to time amended, by any resolutions duly adopted by the Board of Directors. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, but subject to Section 12 below, the Manager will provide the Company with a management team, including a Chief Executive Officer, Chief Financial Officer and Chief Investment Officer or similar positions, along with appropriate support personnel to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(h) The Manager shall provide personnel for service on the Investment Committee.

(i) The Manager shall maintain reasonable and customary “fidelity” insurance coverage.

(j) The Manager shall provide such compliance services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of NYSE and as otherwise reasonably requested by the Company or its Board of Directors from time to time.

(k) The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy on Insider Trading and Communications Policy (collectively, the “Conduct Policies”) and agrees to require the persons who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Conduct Policies.

Section 3. Additional Activities of the Manager; Non-Solicitation; Restrictions.

(a) Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others.

(b) In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(c) hereof, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been in the employ of the Manager or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company for two (2) years after such termination of this Agreement. The Company acknowledges and agrees that, in addition to any damages the Manager shall be entitled to equitable relief for any violation of this agreement by the Company, including, without limitation, injunctive relief.

Section 4. Bank Accounts.

At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 5. Records; Confidentiality.

(a) The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors, (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party which, to the best of the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one year.

(b) The Company shall keep confidential any and all Confidential Information and shall not use Confidential Information except in furtherance of the terms of this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers or directors who need to know such Confidential Information for the purpose of fulfilling the Company’s obligations hereunder (collectively, “Company Permitted Disclosure Parties”), (ii) as requested by law or legal process to which the Company or any Person to whom disclosure is permitted hereunder is a party, or (iii) with the consent of the Manager. The Company agrees to (i) inform each of its Company Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof and (ii) not disclose any Confidential Information to its Company Permitted Disclosure Parties upon the expiration or nonrenewal of this Agreement in accordance with Section 10. Nothing herein shall prevent the Company from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Company will provide the Manager with prompt written notice of such order, request or demand so that the Manager may seek, at its sole expense, an appropriate protective order and/or waive the Company’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Company is required to disclose Confidential Information, the Company may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Company agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Company, (B) is released in writing by the Manager to the public or to persons who are not under similar obligation of confidentiality to the Manager, or (C) is obtained by the Company from a third-party which, to the best of the Company’s knowledge, does not constitute breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. For the avoidance of doubt, information about the systems, employees, policies, procedures and investment portfolio (other than investments in which the Company and Manager have co-invested) shall be deemed to be included within the meaning of “Confidential Information” for purposes of the Company’s obligations pursuant to this Section 5(b).

Section 6. Compensation.

(a) For the services rendered under this Agreement, the Company shall pay the Management Fee to the Manager. The Manager will not be paid any management fee for the period prior to the Effective Date other than expenses incurred and reimbursed pursuant to Section 7 hereof.

(b) The parties acknowledge that the Management Fee is intended to compensate the Manager for certain expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company with the general management services rendered under this Agreement.

(c) The Management Fee shall be payable in arrears in cash, in monthly installments commencing with the month in which this Agreement is executed. If applicable, the initial and final installments of the Management Fee shall be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement is in effect. The Manager shall calculate each monthly installment of the Management Fee, and deliver such calculation to the Company, within fifteen (15) days following the last day of each calendar month. The Company shall pay the Manager each installment of the Management Fee within five (5) Business Days after the date of delivery to the Company of such computations.

Section 7. Expenses of the Company.

(a) The Manager shall be responsible for the compensation expenses related to any and all personnel of the Manager including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.

(b) The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 7(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i) all costs and expenses associated with the formation and capital raising activities of the Company and its Subsidiaries, if any, including, without limitation, the costs and expenses of (A) the preparation of the Company’s registration statements, and (B) any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the SEC, the Financial Industry Regulatory Authority, Inc. and NYSE (and any other exchange or over-the-counter market), among other such entities;

(ii) all costs and expenses in connection with the acquisition, disposition, financing, hedging and ownership of the Company’s or any Subsidiary’s investments, including, without limitation, costs and expenses incurred in contracting with third parties to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees and guaranty fees;

(iii) all legal, audit, accounting, consulting, brokerage, listing, filing, settlement, clearing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any Subsidiary’s equity securities or debt securities;

(iv) all expenses relating to communications to holders of equity securities or debt securities issued by the Company or any Subsidiary and other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including, without limitation, the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any Subsidiary’s securities and the cost of any reports to third parties required under any indenture to which the Company or any Subsidiary is a party;

(v) all costs and expenses of money borrowed by the Company or its Subsidiaries, if any, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase facilities and other indebtedness of the Company and its Subsidiaries, if any (including commitment fees, legal fees, closing and other costs);

(vi) all taxes and license fees applicable to the Company or any Subsidiary, including interest and penalties thereon;

(vii) all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents engaged by the Company or any Subsidiary or by the Manager for the account of the Company or any Subsidiary;

(viii) all insurance costs incurred by the Company or any Subsidiary, including, without limitation, the cost of obtaining and maintaining (A) liability or other insurance to indemnify (1) the Manager, (2) the directors and officers of the Company, and (3) underwriters of any securities of the Company, (B) “errors and omissions” insurance coverage, and (C) any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers;

(ix) all compensation and fees paid to directors of the Company or any Subsidiary (excluding those directors who are also directors, officers, employees or agents or any of its Affiliates), and all expenses of all directors of the Company or any Subsidiary incurred in their capacity as such;

(x) all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s or any Subsidiary’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);

(xi) all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;

(xii) subject to Section 8 below, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any director or officer of the Company or any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(xiii) all travel and related expenses of directors, officers and employees of the Company and the Manager, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any Subsidiary or performing other business activities that relate to the Company or any Subsidiary, including, without limitations, travel and related expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

(xiv) all expenses of organizing, modifying or dissolving the Company or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company or its Subsidiaries, if any;

(xv) all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any Subsidiary, including, without limitation, in connection with any dividend reinvestment plan;

(xvi) all costs and expenses related to (A) the design and maintenance of the Company’s web site or sites and (B) the Company’s pro rata share of any computer software, hardware or information technology services that is used by the Company;

(xvii) all costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

(xviii) all costs and expenses incurred with respect to administering the Company’s option, restricted stock, dividend equivalent rights or similar plans;

(xix) rent (including disaster recovery facilities costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates, including all property insurance coverage and general liability insurance coverage, required for the Company’s operations; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company; and

(xx) all other expenses actually incurred by the Manager or its Affiliates or their respective officers, employees, representatives or agents, or any Affiliates thereof, which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement (including, without limitation, any fees or expenses relating to the Company’s compliance with all governmental and regulatory matters).

(c) Any costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses has previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Manager’s Responsibility.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. The Manager and its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates, will not be liable to the Company, any Subsidiary of the Company, the Board of Directors, or the Company’s stockholders for any acts or omissions by the Manager, its officers, employees or its Affiliates, performed in accordance with and pursuant to this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and, in respect of any such Manager Indemnified Party, not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(c) In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to defend (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture.

The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Renewal.

(a) Initial Term. This Agreement shall become effective on December 31, 2011 and shall continue in operation, unless terminated in accordance with the terms hereof, until December 31, 2013 (the “Initial Term”).

(b) Automatic Renewal Terms. After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(c) of this Agreement.

(c) Nonrenewal of this Agreement Without Cause. Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term and upon 180 days’ prior written notice to the Manager or the Company (the “Termination Notice”), either the Company (but only with the approval of a majority of the Independent Directors) or the Manager may, without cause, in connection with the expiration of the Initial Term or any Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”). If the Company issues the Termination Notice, the Company shall be obligated to (i) specify the reason for nonrenewal in the Termination Notice and (ii) pay the Manager the Termination Fee before or on the last day of the Initial Term or Automatic Renewal Term (the “Effective Termination Date”). In the event of a Termination Without Cause, nonrenewal of this Agreement shall be without any further liability or obligation of either party to the other, except as provided in Section 3(b), Section 8 and Section 14 of this Agreement. The Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s assets to a new manager. The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after a Termination Without Cause and, in such case, no Termination Fee shall be payable.

(d) Unfair Manager Compensation. Notwithstanding the provisions of subsection (c) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that a majority of the Independent Directors have determined that the Management Fee payable to the Manager is unfair, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that the majority of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Management Fee by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Management Fee. Thereupon, the Company and the Manager shall endeavor to negotiate the Management Fee in good faith. Provided that the Company and the Manager agree to a revised Management Fee or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Management Fee or other compensation structure shall be the revised Management Fee or other compensation structure then agreed upon by the Company and the Manager. The Company and the

Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Management Fee or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.

Section 11. Assignments.

(a) Assignments by the Manager. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may (i) assign this Agreement to an Affiliate of the Manager that is a successor to the Manager by reason of a restructuring or other internal reorganization among the Manager and any one or more of its Affiliates without the consent of the majority of the Independent Directors and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b) Assignments by the Company. This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Company, unless such assignment is consented to in writing by the Manager. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Company is bound. In addition, the assignee shall execute and deliver to the Manager a counterpart of this Agreement.

Section 12. Termination of the Manager for Cause.

At the option of the Company and at any time during the term of this Agreement, this Agreement shall be and become terminated upon 60 days’ written notice of termination from the Board of Directors to the Manager, without payment of the Termination Fee, if any of the following events shall occur, which shall be determined by a majority of the Independent Directors:

(a) the Manager shall commit any act of fraud, misappropriation of funds, or embezzlement against the Company or shall be grossly negligent in the performance of its duties under this Agreement (including such action or inaction by the Manager which materially impairs the Company’s ability to conduct its business);

(b) the Manager shall fail to provide adequate or appropriate personnel necessary for the Manager to originate investment opportunities for the Company and to manage and develop the Company’s portfolio; provided, that such default has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied;

(c) the Manager shall commit a material breach of any provision of this Agreement (including the failure of the Manager to use reasonable efforts to comply with the Investment Guidelines); provided, that such default has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied;

(d) (A) the Manager shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Manager shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Manager any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 90 days; or (C) the Manager shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) the Manager shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(e) upon the dissolution of the Manager.

If any of the events specified above shall occur, the Manager shall give prompt written notice thereof to the Board of Directors.

Section 13. Action Upon Termination.

From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated or not renewed pursuant to Section 10, the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and any Subsidiaries; and

(c) deliver to the Board of Directors all property and documents of the Company and any Subsidiaries then in the custody of the Manager.

Section 14. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section, shall be deemed to include any and all of its Subsidiaries, if any) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board of Directors, or the Company’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section. The Company shall indemnify the Manager, its directors, officers, stockholders, employees and agents against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

Section 15. Representations and Warranties.

(a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.

(ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii) The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this

Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16. Miscellaneous.

(a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16):

The Company:	Anworth Mortgage Asset Corporation 1299 Ocean Avenue, Second Floor Santa Monica Ca 90401 Attention: Chief Financial Officer Fax: (310) 434-0070

with a copy to:	Greenberg Traurig LLP Attn: Mark J. Kelson 2450 Colorado Avenue Suite 400 East Santa Monica, CA 90403 Fax: (310) 586-0556

The Manager:	Anworth Management, LLC c/o 1299 Ocean Avenue, Second Floor Santa Monica Ca 90401 Fax: (310) 434-0070

(b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

(h) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i) Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.

(j) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, each of the parties hereto have executed this Management Agreement as of the date first written above.

Anworth Mortgage Asset Corporation

By:	/s/
Name:
Title:	Executive Vice President and Secretary

Anworth Management, LLC

By:	/s/
Name:
Title:	Vice President and Secretary

ANWORTH MORTGAGE ASSET CORPORATION C/O AMERICAN STOCK TRANSFER AND TRUST COMPANY 6201 15TH AVENUE BROOKLYN, NY 11219	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
01	Lloyd McAdams	☐	☐	☐
02	Lee A. Ault	☐	☐	☐		The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
03	Charles H. Black	☐	☐	☐		4 An advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐
04	Joe E. Davis	☐	☐	☐		The Board of Directors recommends you vote FOR the following proposal:
05	Robert C. Davis	☐	☐	☐		5 To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for fiscal year ending December 31, 2011.		For	Against	Abstain
06	Joseph E. McAdams	☐	☐	☐				☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
2	The approval of the Externalization Proposal.	☐	☐	☐
3	An advisory vote on the approval of the compensation of our Named Executive Officers.	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

ANWORTH MORTGAGE ASSET CORPORATION

MAY 25, 2011

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

ANWORTH MORTGAGE ASSET CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 25, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

The undersigned hereby appoints Lloyd McAdams and Joseph E. McAdams, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of Anworth Mortgage Asset Corporation, to be held on Wednesday, May 25, 2011 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated on the reverse side.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF (A) NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2011 (B) THE ACCOMPANYING PROXY STATEMENT AND (C) THE ANNUAL REPORT ON THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE 6 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 5 AND EVERY YEAR FOR PROPOSAL 4.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

Continued and to be signed on reverse side